SCHEDULE 14A

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ARMSTRONG WORLD INDUSTRIES, INC.

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ARMSTRONG WORLD INDUSTRIES, INC. 2500 COLUMBIA AVE., LANCASTER, PA 17603 P.O. BOX 3001, LANCASTER, PA 17604 www.armstrong.com April 23, 2014	Thomas M. Armstrong Founder 1860

2014 ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholders:

We look forward to your attendance virtually via the Internet, in person, or by proxy at the 2014 Armstrong World Industries, Inc. Annual Shareholders’ Meeting. We will hold the meeting at 8:00 a.m. Eastern Time on Friday, June 20, 2014.

Please refer to the proxy statement for detailed information on each of the matters to be acted on at the meeting. Your vote is important, and we strongly urge you to cast your vote. For most items, including the election of directors, your shares will not be voted if you do not provide voting instructions via the Internet, by telephone, or by returning a proxy or voting instruction card. We encourage you to vote promptly, even if you plan to attend the meeting.

On behalf of your Board of Directors, thank you for your continued support of Armstrong.

Very truly yours,

James J. O’Connor

Chairman of the Board

ARMSTRONG WORLD INDUSTRIES, INC.

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Time and Date	8:00 a.m. Eastern Time on Friday, June 20, 2014

Attendance	Online at www.virtualshareholdermeeting.com/awi2014, or in person at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603

Record Date	April 7, 2014

Agenda	Items of Business	Board Recommendation

	1. Elect as directors the 11 nominees named in the attached proxy statement	FOR EACH DIRECTOR NOMINEE

	2. Ratify the selection of KPMG LLP as our independent registered public accounting firm for 2014	FOR

	3. Provide advisory approval of our executive compensation	FOR

How To Vote	•	Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting via the Internet or in person.

•

Your broker will not be able to vote your shares with respect to the election of directors and the advisory approval of our executive compensation unless you have given your broker specific instructions to do so. We strongly encourage you to vote.

•	You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail.

•	See “ADDITIONAL MEETING INFORMATION” on page 54 of this proxy statement for further information.

Attending the Meeting	via the Internet:

Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/awi2014.

Shareholders may vote and submit questions while attending the meeting on the Internet.

in person:

Proof of Armstrong World Industries, Inc. stock ownership and photo identification will be required to attend the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING

TO BE HELD ON JUNE 20, 2014:

The Notice of Annual Meeting, this Proxy Statement and

the Company’s 2013 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

This proxy statement was prepared under the direction of our Board of Directors (“Board”) to solicit your proxy for use at the annual meeting. When we refer to “we,” “our,” “us,” “Armstrong” and the “Company” in this proxy statement, we are referring to Armstrong World Industries, Inc. This proxy statement and the related materials are first being distributed to shareholders on or about April 23, 2014.

ITEM 1 – ELECTION OF DIRECTORS

On the recommendation of the Nominating and Governance Committee (“Governance Committee”), our Board has nominated the 11 directors listed below for election at the Annual Meeting. The nominees include 10 independent directors, as determined by the Board in accordance with the NYSE listing standards and our Corporate Governance Principles. The eleventh nominee is our President and Chief Executive Officer (“CEO”), Matthew J. Espe. Each nominee’s term would, if elected, run from the date of his election until our next annual shareholders’ meeting, or until his successor, if any, is elected or appointed. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

On March 18, 2014, Kevin R. Burns, a director since 2009, informed us of his intention to not stand for reelection as a director when his term expires at the Annual Meeting. On April 11, 2014, the Board adopted a resolution to fix the number of directors at eleven effective at the Annual Meeting when Mr. Burns’ term expires.

The Governance Committee performs an assessment of the qualifications and experience needed to properly oversee the interests of the Company. In doing so, the Governance Committee believes that aligning director qualifications and skill sets with our business and strategy is essential to forming a Board that adds value for shareholders. While the Board does not have a formal diversity policy with respect to director nominations, it believes that a Board composed of individuals with diverse attributes and backgrounds enhances the quality of the Board’s deliberations and decisions. The Board has an expansive view of diversity, going beyond the traditional concepts of race, gender and national origin. The Board believes that the diversity of viewpoints, educational backgrounds, and differences in professional experiences and expertise represented on the Board evidences diversity in many respects. The Board believes that this diversity, coupled with the personal and professional ethics, integrity and values of all of the directors, results in a Board that can guide the Company with good business judgment.

The Governance Committee expects each of the Company’s directors to have proven leadership, sound judgment, integrity and a commitment to the success of the Company. In evaluating director candidates and considering incumbent directors for nomination to the Board, the Governance Committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on the Board and contributions to their respective committees. The Board is also particularly interested in maintaining a mix of skills and qualifications that include the following:

Public	Company CEO or COO within 5 years

Senior	Executive Leadership

Manufacturing	& Distribution Operations

Financial	Literacy

Significant	International Experience

Finance and Capital Markets Transactions

Technology

M&A

Risk Management

Corporate Governance/Law

2014 Proxy Statement	1

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Each nominee’s biography in the pages that follow includes notable skills and qualifications that contributed to his selection as a nominee. Director skills and qualifications are also featured in the chart immediately following the biographies.

DIRECTOR NOMINEES

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES:

Name	Age	Director Since	Committee(s)†	Independent*
Stan A. Askren	53	2008	MDCC^	✓
Matthew J. Espe	55	2010
James J. Gaffney	73	2006	NGC^, MDCC	✓
Tao Huang	51	2010	AC	✓
Michael F. Johnston	66	2010		✓
Jeffrey Liaw	37	2012		✓
Larry S. McWilliams	58	2010	AC, MDCC	✓
James C. Melville	62	2012	MDCC	✓
James J. O’Connor (Chair)	77	2007	NGC	✓
John J. Roberts	69	2006	AC^, NGC	✓
Richard E. Wenz	64	2010		✓
†	Committees: AC (Audit); MDCC (Management Development & Compensation); NGC (Nominating & Governance)
*	As defined in NYSE listing standards and our Corporate Governance Principles
^	Denotes Chair of the Committee

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

All nominees currently serve as directors. Information concerning the nominees is provided below:

STAN A. ASKREN Director since: 2008 Age: 53 Independent

Mr. Askren has been chairman and CEO of HNI Corporation (“HNI”), the second largest office furniture manufacturer in the world and the nation’s leading manufacturer and marketer of hearth products, since 2004, and president since 2003. Previously, he was executive vice president of HNI from 2001 to 2003. Mr. Askren has worked at HNI for 21 years, including as vice president of marketing, vice president of human resources, and as an executive vice president and president of HNI’s hearth products operating segment. Mr Askren has also worked in several industries and previously held multiple executive management and general management positions with Emerson Electric, Thomson S.A. and HNI Corporation. In November 2012, Mr. Askren was appointed to the board of directors of Arctic Cat Inc., a publicly held designer, engineer and manufacturer of all-terrain vehicles and snowmobiles, and serves as a member of its compensation committee. Mr. Askren also serves on the boards of directors of the National Association of Manufacturers, the Institutional Furniture Manufacturers Association International (past chair), and the Iowa Business Council (past chair). Mr. Askren brings to our Board extensive operating, senior executive leadership, manufacturing, sales and distribution expertise, as well as valuable insights from his experience as a public company chief executive officer.

MATTHEW J. ESPE Director since: 2010 Age: 55

Mr. Espe has been our President and CEO since he joined the Company in July 2010. Previously, Mr. Espe was chairman and chief executive officer of Ricoh Americas Corporation, a subsidiary of Ricoh Company, Ltd., a leading provider of document management solutions and services. Prior to that role, Mr. Espe was chairman of the board of directors and chief executive officer (2002 to 2008) of IKON Office Solutions, Inc. (“IKON”), an office equipment distributor and services provider, which was acquired by Ricoh in 2008. Mr. Espe was employed by General Electric for 22 years, serving as president and chief executive officer of GE Lighting prior to joining IKON in 2002. Since 2004, Mr. Espe has served on the board of directors of Unisys Corporation, a publicly held worldwide information technology company, as chairman of the finance committee and a member of the audit committee. As of May 1, 2014, Mr. Espe will not be standing for re-election for this Unisys Corporation directorship. Mr. Espe previously served as a director of Graphic Packaging Holding Company, a publicly held provider of packaging solutions for consumer products companies (2009 to 2010). As our President and CEO, Mr. Espe provides our Board with important insights regarding our operations, strategic planning and senior management personnel matters. In addition, Mr. Espe’s long tenure as chairman and chief executive officer at Ricoh and IKON (formerly a public company), his service on other public company boards of directors and their committees and his senior executive experience at General Electric, brings management experience, leadership capabilities, financial knowledge and business acumen to our Board.

2014 Proxy Statement	3

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

JAMES J. GAFFNEY Director since: 2006 Age: 73 Independent

From 1997 to 2003, Mr. Gaffney was a consultant to GS Capital Partners, II, LP, a private investment fund affiliated with Water Street Corporate Recovery Fund I, LP and Goldman, Sachs & Co., and other affiliated investment funds. From 1995 to 1997, Mr. Gaffney served as chairman of the board of directors and chief executive officer of General Aquatics, Inc., composed of companies involved in the manufacturing of swimming pool equipment and pool construction. Mr. Gaffney was president and chief executive officer of KDI Corporation, a conglomerate with companies involved in swimming pool construction and manufactured products (1993 to 1995). Mr. Gaffney serves on the boards of directors of the following publicly held companies: Pool Corporation, a distributor of swimming pool supplies, equipment and related leisure products and a distributor of irrigation and landscape products (since 1998), and Beacon Roofing Inc., a distributor of residential and non-residential roofing materials (since 2004). Mr. Gaffney also serves on the board of directors of C&D Technologies, Inc. (since December 2010), which went private in 2012. Mr. Gaffney previously served on the boards of directors of World Color Press Inc. (f/k/a Quebecor World Inc.) (2009 to 2010) and Imperial Sugar Company (2001 to 2012; Chairman 2003 to 2012). Mr. Gaffney brings our Board broad leadership, business and corporate governance expertise, as well as comprehensive experience in operations, manufacturing, financial, and risk management matters.

TAO HUANG Director since: 2010 Age: 51 Independent

Mr. Huang was previously the chief operating officer of Morningstar, Inc., a leading independent provider of investment research, until his retirement in December 2010. Mr. Huang spent almost 20 years with Morningstar, taking on increasing levels of responsibility from his start as an entry level technical programmer. He was named Director of Technology in 1992 and Chief Technology Officer in 1996; he started Morningstar’s International Operation in 1998, held the position of President of International Division until 2000; he was promoted as the Company’s Chief Operating Officer in October 2000 and served in this position until his retirement. Mr. Huang led Morningstar initiatives enabling significant growth, both organically and through acquisition, and oversaw continuous improvements in the operations of the firm’s core businesses. Mr. Huang brings to our Board expertise developed from his experience in a data-intense and technology-driven organization managing growth and integration of acquisitions, as well as experience in international operations.

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

MICHAEL F. JOHNSTON Director since: 2010 Age: 66 Independent

Mr. Johnston was previously with Visteon Corporation, an automotive components supplier, until 2008. At Visteon, he served as chairman of the board of directors, CEO, president, and chief operating officer at various times from 2000 to 2008. Before joining Visteon, Mr. Johnston held various positions in the automotive and building services industry, including serving as president, North America/Asia Pacific for Johnson Controls’ Automotive Systems Group. Mr. Johnston also serves as a member of the boards of directors of the following publicly held companies: Whirlpool Corporation, a leading manufacturer and marketer of major home appliances (since 2003), serving as Presiding Director and a member of its audit committee; and Dover Corporation, a diversified global manufacturer (since February 2013), serving as a member of its audit committee. Mr. Johnston previously served on the board of directors of Flowserve Corporation (2007 to 2013) including as the chairman of its corporate governance and nominating committee and a member of its finance committee. Mr. Johnston’s executive leadership and board of directors experience offers our Board a seasoned corporate governance perspective, and he brings to our Board extensive operational, manufacturing and design, innovation, engineering and financial experience.

JEFFREY LIAW Director since: 2012 Age: 37 Independent

Mr. Liaw is the chief financial officer of FleetPride, Inc., a nationwide supplier of heavy-duty truck and trailer parts. Prior to joining FleetPride in December 2012, Mr. Liaw was a principal of TPG Capital for seven years and was active in TPG’s energy and industrial investing practice areas. Before joining TPG in 2005, Mr. Liaw was an associate at Bain Capital, a private equity investment firm, in its Industrials practice. Mr. Liaw previously served as a member of the board of directors of Graphic Packaging Holding Company, a publicly held provider of packaging solutions for consumer products companies (2008 to 2013), and served as a member of its nominating and corporate governance committee. Mr. Liaw is also a member of the board of directors of Oncor Electric Delivery Company, LLC, a privately held company. Mr. Liaw served as an observer to our Board on TPG’s behalf from 2009 until June 2012, at which time he was elected as a member of our Board. In addition to his financial expertise and experience working with a broad range of manufacturing companies, Mr. Liaw possesses intimate knowledge of the Company that he gained through his role as a Board observer for TPG.

2014 Proxy Statement	5

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

LARRY S. MCWILLIAMS Director since: 2010 Age: 58 Independent

Mr. McWilliams was previously the president and chief executive officer of Keystone Foods, a producer of proteins, from May 2011 to May 2012. From April 2011 to June 2011, Mr. McWilliams served as chief operating officer of Keystone Foods, and from May 2005 to October 2010, he served as a senior vice president at Campbell Soup Company and subsequently became the president of Campbell International, responsible for all of Campbell Soup’s business in Europe, Latin America and Asia Pacific. Mr. McWilliams joined Campbell Soup in March 2001 as senior vice president – sales and chief customer officer, overseeing the company’s relationships with its global retail partners. In April 2003, he assumed the position of president – North America Soup. Mr. McWilliams was named senior vice president and president – Campbell USA in March 2004. Prior to Campbell Soup, Mr. McWilliams held positions at Coca-Cola from 1995 to 2001 and the Pillsbury Company from 1993 to 1995. Mr. McWilliams also serves on the board of directors of Godiva Chocolatiers International, a privately held company (since 2012). Mr. McWilliams formerly served on the Board of Governors of St. Josephs University Food Marketing Council and the Grocery Manufacturers’ Association’s Industry Affairs Council. Mr. McWilliams offers our Board senior executive leadership capabilities and experience, as well as extensive knowledge of sales, marketing, customer service relationships, international markets and distribution channels.

JAMES C. MELVILLE Director since: 2012 Age: 62 Independent

Mr. Melville is a member of the Minneapolis-based law firm of Kaplan, Strangis and Kaplan, P.A., where he has practiced in the corporate, governance, mergers and acquisitions, securities and financial areas since 1994. Prior to joining Kaplan, Strangis and Kaplan, P.A., Mr. Melville practiced with Dorsey and Whitney in their Minneapolis and London, England offices. Mr. Melville previously served as a member of our Board from September 2009 until July 2010. Mr. Melville presently serves as a member of the board of directors of the Minnesota Orchestral Association and is also active in numerous local and civic organizations and their boards. Mr. Melville served as an observer of our Board on behalf of the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Trust”) from August 2010 until February 2012. Mr. Melville brings extensive knowledge of the law, mergers and acquisitions, and corporate governance matters, international experience and financial acumen to our Board. He has also gained intimate knowledge of the Company through his prior service on the Board and his prior role as a Board observer for the Trust.

6	2014 Proxy Statement

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

JAMES J. O’CONNOR Director since: 2007 Age: 77 Independent

Mr. O’Connor is a retired chairman of the board of directors and chief executive officer of Unicom Corporation. Mr. O’Connor joined Commonwealth Edison Company in 1963, became president in 1977, a director in 1978 and chairman and chief executive officer in 1980. In 1994, Mr. O’Connor was also named chairman and chief executive officer of Unicom Corporation, which then became the parent company of Commonwealth Edison Company, from which he retired in 1998. Mr. O’Connor previously served on the boards of directors of the following companies: Trizec Properties, Inc. (2003 to 2006); Corning, Inc. (1984 to 2011); Smurfit – Stone Container Corporation (2000 to 2011); and United Continental Holdings, Inc. (1984 to 2012). Mr. O’Connor has a broad business background, having served in several chief and senior executive positions with large companies and on the boards of companies as diverse as a utility company, an industrial manufacturing company and an airline. Mr. O’Connor also offers our Board extensive knowledge and expertise in senior executive leadership, management, and corporate governance and board practices of other major corporations.

JOHN J. ROBERTS Director since: 2006 Age: 69 Independent

Mr. Roberts served as global managing partner for PricewaterhouseCoopers LLP from 1998 until his retirement in June 2002. Mr. Roberts held numerous positions at Coopers & Lybrand LLP from 1967 until its merger with Pricewaterhouse LLP in 1998. From 1994 to 1998, Mr. Roberts served as one of three members of the Office of the chairman of Coopers & Lybrand’s United States operations. Prior to that time, Mr. Roberts held other positions at Coopers & Lybrand, including deputy vice chairman, vice chairman and managing partner. While serving in various executive capacities at PricewaterhouseCoopers, Mr. Roberts performed and supervised audit, tax and business consultative services, and developed extensive expertise in public company audits and financial reporting matters. Mr. Roberts serves on the boards of directors and audit committees of the following publicly held companies: Safeguard Scientifics, Inc., a provider of capital as well as strategic, operational and management resources to growth-stage businesses (since 2003; also serves on the compensation committee), the Pennsylvania Real Estate Investment Trust, a business trust with primary investment focus on retail shopping malls (since 2003; also serves on the compensation committee), and Vonage Holdings Corporation, a provider of communications services (since 2004). Mr. Roberts previously served on the board of directors of Sicor, Inc. (2002 to 2004) and served as a director of our former holding company, Armstrong Holdings, Inc. (2003 to 2006). Mr. Roberts brings an extensive public accounting background, financial expertise, experience as an accounting executive and as a board member of businesses in diverse industries, and risk management, strategic planning and corporate governance capabilities to our Board.

2014 Proxy Statement	7

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

RICHARD E. WENZ Director since: 2010 Age: 64 Independent

Mr. Wenz is a private investor. From 2002 to 2003, Mr. Wenz was the chief executive officer of Jenny Craig International, a weight loss, weight management, and nutrition company. From 2000 to 2002, Mr. Wenz was an operating affiliate of DB Capital Partners. From 1997 to 2000, Mr. Wenz was president and chief operating officer of Safety 1st, Inc. During 1995 and 1996, Mr. Wenz was the partner in charge of the Chicago office of The Lucas Group, a business strategy consulting firm. Prior to 1995, Mr. Wenz held senior executive positions with Professional Golf Corporation,

Electrolux Corporation, The Regina Company and Wilson Sporting Goods Company. Mr. Wenz began his career in 1971 with Arthur Young & Co. (predecessor of Ernst & Young LLP) and left the firm as a partner in 1983. Mr. Wenz is a certified public accountant, and he serves on the board of directors of Summer Infant, Inc., a publicly held global designer, marketer, and distributor of branded juvenile health, safety and wellness products (since 2007; also serves as Chair of the audit committee). Mr. Wenz also serves on the boards of directors of the following privately held companies: Easton-Bell Sports, Inc. and Pet Supplies Plus. Mr. Wenz previously served on the boards of directors of Radica Games, Inc. (2004 to 2006) and Strategic Partners, Inc. (2004 to 2010). Mr. Wenz brings extensive senior executive leadership, board service, including audit committee, at companies with diverse businesses, public accounting, risk management, and strategic planning experience to our Board.

Skills and Qualifications of Board of Directors

8	2014 Proxy Statement

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRINCIPLES AND OTHER CORPORATE GOVERNANCE DOCUMENTS

Our Corporate Governance Principles include guidelines regarding the responsibilities, duties, service and qualifications of our Board, the determination of a director’s independence and any conflict of interests, Board access to management and independent advisors, director compensation and stock ownership requirements, Board committees and other matters relating to corporate governance. Our Corporate Governance Principles are available on our website under “Company Information” and then “Corporate Governance” http://www.armstrong.com/corporate/corporate-governance.html. Also available at the same location on our website are the charters of the Audit Committee, the Management Development and Compensation Committee (“Compensation Committee”), and Governance Committee of the Board, the Armstrong Code of Business Conduct and the Armstrong Code of Ethics for Financial Professionals. Our website is not part of this proxy statement and references to our website address in this proxy statement are intended to be inactive textual references only.

DIRECTOR INDEPENDENCE

It is the policy of the Company that the Board consist of a majority of directors who are not employees and are independent under all applicable legal and regulatory requirements, including the independence requirements of the New York Stock Exchange (“NYSE”). For purposes of evaluating the independence of directors, in accordance with our Corporate Governance Principles, the Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Consistent with our Corporate Governance Principles, to be considered “independent,” the Governance Committee has established qualifications to assist in the determination, which either meet or exceed the independence requirements of the NYSE.

The Board has determined that all of our directors, with the exception of Mr. Espe, our President and CEO, are independent under NYSE listing standards and our Corporate Governance Principles. In addition, the Board has further determined that each of the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent within the meaning of the NYSE listing standards, any applicable minimum standards required by the Securities and Exchange Act of 1934 (the “Exchange Act”) and enhanced standards required for membership on such committees by our Bylaws, namely that directors serving on such committees meet the independence criteria under both NYSE rules and Rule 10A-3(b)(1) under the Exchange Act.

BOARD’S ROLE IN RISK MANAGEMENT OVERSIGHT

The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a full Board and through its committees, which meet regularly and report to the full Board. Management is charged with managing risk through robust internal policies and controls.

The Company has maintained an enterprise risk management program since 2005. Risk management is an integral part of the Company’s culture. Management’s role is to identify, mitigate, guide and review the efforts of our business units, consider whether the residual risks are acceptable, and approve plans to deal with serious risks. The Board’s role in risk management is to review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk. Specifically, the Board reviews management’s:

•	processes to identify matters that create inappropriate risk to achieving our business plans;

•	processes to assess the likelihood and impact of such risks in order to prioritize them;

•	identification of major risks and how we define “major;”

•	identification of primary risk mitigation owners;

•	mitigation of major risks, and our view of the resulting residual risk; and

•	monitoring of major risks.

2014 Proxy Statement	9

CORPORATE GOVERNANCE (CONTINUED)

Under the direction of a cross-functional steering committee composed primarily of senior corporate leaders, management provides its feedback on business unit risks during periodic business reviews and annual strategic planning discussions. The enterprise risk management steering committee periodically meets with designated risk mitigation owners and assesses control measures. In addition, the steering committee regularly reevaluates the appropriateness of risk assessments and priorities. This process includes identifying risks that could prevent achievement of business goals or plans. The internal audit group uses the resulting information as a basis for developing its audit plan.

Annually, the Board reviews summary reports that assess the strategic, operational, infrastructure and external risks facing the Company. Each Board committee, consistent with its charter, assists the Board in overseeing the review of certain risks that are particularly within its purview, including as described in “BOARD MEETINGS AND COMMITTEES” below.

BOARD’S ROLE IN SUCCESSION PLANNING

The Board is actively engaged and involved in talent management. The Board reviews the Company’s “Organization Vitality” in support of its business strategy at least annually. This includes a detailed discussion of the Company’s global leadership bench and succession plans with a focus on key positions at the senior officer level, including CEO. During 2013, the Board and the Compensation Committee, as well as an ad hoc CEO succession planning committee, met on several occasions in furtherance of these initiatives. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

BOARD LEADERSHIP STRUCTURE

Our Bylaws and Corporate Governance Principles provide the Board with the flexibility to determine what leadership structure works best for us, including whether the same individual should serve as both our Chairman and our CEO. In February 2010, the Board determined to split the positions of Chairman and CEO. At that time, Mr. O’Connor, who had been independent Lead Director from February 2008 through February 2010, was named Chairman and continues to serve in that capacity. The split of these positions allows Mr. Espe, our President and CEO, to focus on managing the business, while Mr. O’Connor, as Chairman, oversees the Board’s functions. The Board will continue to evaluate its leadership and governance structure within the context of the specific needs of the business, current Board composition, and the best interests of Company shareholders.

Responsibilities of the Chairman include recruiting new Board members, overseeing the evaluation and compensation of the CEO, ensuring an appropriate succession plan, overseeing independent evaluation of risk, coordinating Board meeting schedules and agenda, chairing and leading the discussions at the meetings, and overseeing the annual performance evaluations of the Board, its committees and its individual members. The Chairman ensures information provided by management to the Board is sufficient for the Board to fulfill its duties and communicates with other directors on key issues and concerns outside of regularly scheduled meetings. The Chairman is also responsible for ensuring the effective functioning of the committees through appropriate delegation to, and membership of, the committees. Finally, the Chairman provides effective leadership for our independent directors to facilitate the independent oversight required by our Bylaws and Corporate Governance Principles, including by ensuring that:

•	a majority of our directors are independent;

•	all of the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent directors; and

•

the Board meets at regularly scheduled executive sessions, outside of the presence of management and those directors not deemed to be Independent Directors (as defined in our Articles and Bylaws) by the Board. Mr. O’Connor, our Chairman, presides at these sessions. In addition, each of the Board’s three standing committees regularly meet at similar executive sessions, at which the respective committee Chairs preside.

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CORPORATE GOVERNANCE (CONTINUED)

COMMUNICATION WITH THE BOARD

Any person who wishes to communicate with the Board, nonemployee directors as a group, or individual directors, including the Chairman, may direct a written communication to the attention of the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. The Corporate Secretary will forward these communications to the intended recipient director(s). You may also send general messages to directors by email to directors@armstrong.com. If you wish to send an email message to the Governance Committee, including a recommendation regarding a prospective director, please send the message to the CorpGovernance@armstrong.com. The Corporate Secretary will forward these messages, as appropriate.

BOARD MEETINGS AND COMMITTEES

The Board met seven times during 2013. In addition, the disinterested Board members met once in connection with the repurchase and secondary offering transactions in September 2013.

There are three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Governance Committee, each described below.

Each standing committee has a charter and consists solely of ‘independent’ or ‘outside’ directors who meet applicable independence standards required by the NYSE, the U.S. Securities and Exchange Commission (the “SEC”), and the Internal Revenue Service, and under our Articles and Bylaws. Each committee reports to the Board regularly and evaluates the effectiveness of its performance annually. The membership of each committee is determined by the Board on the recommendation of the Governance Committee. The Company’s Corporate Governance Principles provide that (i) directors who are currently fully employed should not serve on more than two other corporate boards and (ii) other directors should not serve on more than four other corporate boards. The Board, after considering the circumstances of Mr. Roberts’ service on three other public company audit committees, determined that such service does not impact his ability to effectively serve on the Audit Committee.

All director nominees who served on the Board during 2013 participated in at least 75% of all meetings of the Board and meetings of the Committees on which they served. The average attendance of all directors during 2013 was 96%. Board members are expected to attend annual meetings in person or virtually, via the Internet.

Audit Committee    The Audit Committee met five times during 2013. The members of the Audit Committee are John J. Roberts (Chair), Tao Huang and Larry S. McWilliams. Under its charter, the Audit Committee:

•

oversees (i) auditing and accounting matters, including the selection, supervision and compensation of the Company’s independent registered public accounting firm and other independent auditors, (ii) the scope of the annual audits, non-audit services performed by the Company’s independent registered public accounting firm, and (iii) the Company’s accounting practices and internal accounting controls;

•	has sole authority to engage, retain and dismiss the independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our SEC filings;

•	assists the Board in monitoring the integrity of the Company’s financial statements and the independent registered public accounting firm’s qualifications, independence and performance;

•	considers risks associated with overall financial reporting, legal compliance and disclosure processes; and

•	supervises and reviews the effectiveness of the Company’s internal audit and legal compliance functions and compliance by the Company with legal and regulatory requirements.

Each member of the Audit Committee meets the NYSE and SEC financial literacy requirements. The Board has determined that at least one member of the Audit Committee, Mr. Roberts, qualifies as an “Audit Committee Financial Expert” as defined in the Exchange Act. The Audit Committee regularly meets independently with the Company’s internal and independent auditors, with the leaders of the Company’s compliance function, and with management.

2014 Proxy Statement	11

CORPORATE GOVERNANCE (CONTINUED)

Management Development and Compensation Committee The Compensation Committee met seven times during 2013. The members of the Compensation Committee are Stan A. Askren (Chair), James J. Gaffney, Larry S. McWilliams and James C. Melville. Under its charter, the Compensation Committee:

•	oversees the design of our executive compensation and benefit programs and employment practices;

•	administers and makes recommendations regarding our incentive and equity compensation plans;

•

reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO and evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to the independent directors based on the evaluation;

•	oversees the evaluation of the other executive officers and establishes their compensation levels in collaboration with the CEO;

•	reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk-taking; and

•	monitors senior management succession planning.

Nominating and Governance Committee The Governance Committee met four times during 2013. The members of the Governance Committee are James J. Gaffney (Chair), James J. O’Connor and John J. Roberts. Under its charter, the Governance Committee:

•	monitors the independence of nonemployee directors;

•	reviews and evaluates director candidates and makes recommendations to the Board concerning nominees for election as Board members;

•	establishes criteria for the selection of candidates to serve on the Board;

•	recommends directors for appointment to Board committees;

•	makes recommendations to the Board regarding corporate governance matters;
•	reviews and makes recommendations to the Board regarding the compensation of nonemployee directors;

•	oversees the Company’s director education and orientation programs; and

•	coordinates an annual evaluation of the performance of the Board and each committee.

Other Committees    In addition to the three standing committees described above, members of the Board regularly meet on an ad hoc basis to discuss and approve matters through other committees that have been previously established by the Board. Such committees address such matters as refinancing, succession planning and crisis response. In connection with the Company’s secondary public offering and repurchase transactions during 2013, the Board established a pricing committee which met several times to review and approve the terms of those transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries, or had any relationship with the Company that requires disclosure under applicable SEC regulations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Any related party transaction that may arise is required to be reviewed and approved by the Governance Committee, who must have no connection with the transaction. Related party transactions would include transactions by the Company or any subsidiary with any director, director nominee, executive officer, shareholders owning more than 5% of the Company’s outstanding shares of our common stock, par value $0.01 per share (“Common Shares”), or immediate family member of any of the foregoing, and transactions with businesses affiliated with any director or director nominee that meet the specifications in Item 404 of Regulation S-K under the Exchange Act. The Chair of the Governance Committee has authority to approve transactions involving sums less than the disclosure threshold set in Item 404. The material details of any such matters are required to be disclosed to the Governance Committee at its next regular meeting.

12	2014 Proxy Statement

CORPORATE GOVERNANCE (CONTINUED)

SHAREHOLDER-RECOMMENDED DIRECTOR CANDIDATES

The Governance Committee will consider director candidates nominated by shareholders. The procedures for recommending candidates are posted at www.armstrong.com/corporatena/article9748.html under “About Armstrong” and “Corporate Governance.” Shareholders who wish to suggest individuals for service on the Board are requested to review the following documents posted on this site: “Process for Evaluation of Director Candidates,” “Director Responsibilities and Qualifications,” and “Position Description for an Armstrong Director.” Shareholders should write to the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603 and supply the following information:

•	the full name, address, education and professional experience of the proposed nominee and a statement explaining why this person would be a good director;
•	the consent of the proposed nominee to be considered and to serve, if elected;

•	the proposed nominee’s own self-assessment of qualifications and independence under SEC, NYSE rules and our Corporate Governance Principles; and

•	the number of Common Shares held by both the proposed nominee, and by the person(s) supporting the proposed nominee.

When evaluating the candidacy of nominees proposed by shareholders, the Governance Committee also considers the number of shares owned by the nominating shareholder, as well as each nominee’s responses to the Company’s prospective director questionnaire, the presence or absence of any conflicts of interest, and background information. There have been no changes to the procedure by which shareholders may recommend nominees to the Board within the past year.

2014 Proxy Statement	13

COMPENSATION OF DIRECTORS

In establishing director compensation, including the overall value of compensation and the mix of cash and equity, the Board analyzes competitive market data and any underlying director compensation trends generally, and compares our program to those of similarly sized companies in comparable industries. The Board is compensated through a combination of annual retainers and equity grants in the form of stock units. The Board believes that this level of compensation supports the Company’s ability to attract directors with suitable backgrounds and experiences. A director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board or on any committee of the Board.

In April 2013, the Governance Committee reviewed the compensation program for nonemployee directors, including the 2008 Directors Stock Unit Plan, as amended (“Directors Stock Unit Plan”). The review included an analysis of competitive market data and any underlying director compensation trends with assistance from an independent compensation consultant, Frederic W. Cook & Co. (“Cook & Co.”). Following that review, and a recommendation by the Governance Committee, the Board approved an increase of $5,000 to each annual retainer fee (cash and equity) for directors, and a $10,000 increase to each annual retainer fee (cash and equity) for the Chair, all effective June 21, 2013. On average, the total compensation levels, as well as cash and equity compensation levels, for our nonemployee directors approximated the 75th percentile, on a per director basis.

The following table describes the elements of the compensation program for nonemployee directors:

2013 Director Compensation Program (effective – June 21, 2013)

Element	Amount	Terms
Annual Retainer (Cash)	$ 90,000 $190,000 (Chair)	paid in quarterly installments, in arrears
Annual Retainer (Equity)	$105,000 $205,000 (Chair)

annual (or pro-rated) grant of restricted stock units

•   Directors Stock Unit Plan

•   vest at one year anniversary or earlier change in control if serving on such date

•   pre-2011 grants deliverable six months following end of service (except removal for cause)

•   2011 and later grants deliverable on date of end of service (except removal for cause)

•   one share per one unit upon delivery

•   no voting power until delivered

•   dividend equivalent rights

Committee Chair Fees	$20,000 (AC; MDCC) $10,000 (NGC)	paid in quarterly installments, in arrears
Special Assignment Fees	$2,500 per diem ($1,250 for less than four hours)	may be paid in connection with: • one-on-one meetings with the CEO • plant visits • other non-scheduled significant activities
*	Committees: AC (Audit); MDCC (Management Development & Development); NGC (Nominating & Governance)

Annual grants for the equity portion of the retainer are effective as of the first business day following the date of the Annual Shareholders’ Meeting, and the amount of each grant is determined by the NYSE closing price of our Common Shares on that date.

14	2014 Proxy Statement

COMPENSATION OF DIRECTORS (CONTINUED)

Director Compensation Table – 2013

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($)(1) (c)	Option Awards ($)(2) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3) (f)	All Other Compensation ($)(4) (g)	Total ($) (h)
S. Askren	107,625		105,000	—	—	—	—	212,625
J. Gaffney	97,625		105,000	—	—	—	1,205	203,830
T. Huang	87,625		105,000	—	—	—	1,465	194,090
M. Johnston	87,625		105,000	—	—	—	—	192,625
J. Liaw	77,000	(5)	105,000				—	182,000
L. McWilliams	87,625		105,000	—	—	—	1,265	193,890
J. Melville	87,625		105,000				72,285	264,910
J. O’Connor	185,250		205,000	—	—	—	395	390,645
J. Roberts	107,625		105,000	—	—	—	225	212,850
R. Wenz	87,625		105,000	—	—	—	800	193,425
(1)	The Board approved a $5,000 increase to the annual equity retainer, effective June 21, 2013. Represents amounts that are in units of our Common Shares. The amounts reported represent the aggregate grant date fair value for restricted stock units granted during the fiscal year, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our Common Shares on the date of the grant. For the number of stock units credited to each director’s account as of March 31, 2014, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS on page 17.
(2)	The directors do not receive stock options as part of their compensation for service on our Board.
(3)	There is no plan or arrangement for directors to defer the compensation that they receive as part of their compensation for service on our Board.
(4)	Reflects incremental costs incurred by the Company for spouse travel and lodging at the February 2013 Board meeting. Mr. Melville’s amount also reflects the amount he received for special assignment fees in connection with certain non-scheduled significant activities and projects.
(5)	Mr. Liaw received a pro-rated payment of the first quarterly installment of the 2013 annual cash retainer in March 2013 following the Board’s determination on February 15, 2013 that, as a result of Mr. Liaw’s new position as CFO of FleetPride, Inc. and corresponding separation from TPG, effective on that date, he would become a participant in the nonemployee directors’ compensation program.

Stock Ownership Guidelines

In accordance with our Corporate Governance Principles, each nonemployee director must acquire and then hold until six months following the end of his service, phantom units and/or Common Shares equal in value to three times the director’s annual retainer at the time he joined the Board. Directors endeavor to reach that level of ownership within five years of joining the Board. With the exception of

Messrs. Melville and Liaw, all of the current directors have already achieved this ownership requirement. Mr. Espe is an officer of the Company and, therefore, not subject to the stock ownership guidelines for nonemployee directors. Mr. Melville served on our Board from 2009 to 2010 and was reappointed to our Board in February 2012. Mr. Liaw first became eligible to participate in the nonemployee director compensation program in February 2013.

2014 Proxy Statement	15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to us to be beneficial owners of more than 5% of our outstanding Common Shares as of March 31, 2014 or the date of any applicable reports filed by such persons or groups prior to that date. Beneficial ownership is determined in accordance with applicable rules of the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding(1)
Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Trust”) c/o Edward E. Steiner Keating Muething & Klekamp PLL One East Fourth Street, Suite 1400 Cincinnati, OH 45202	9,533,118	(2)	17.39%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	7,481,601	(3)	13.65%
FMR LLC c/o Scott C. Goebel 245 Summer Street Boston, MA 02210	2,932,284	(4)	5.35%

(1)	Based on 54,807,025 shares of our Common Shares outstanding as of March 31, 2013, as reported to the NYSE (59,864,407 shares reported, less 5,057,382 shares held in treasury).
(2)	On a Schedule 13D Amendment No. 5 filed with the SEC on March 12, 2014, the Trust reported that, as of March 10, 2014, it had sole voting and dispositive power with respect to these Common Shares.
(3)	On a Schedule 13D Amendment No. 1 filed with the SEC on February 14, 2014, Wellington Management Company, LLP reported that, as of December 31, 2013, it had shared voting power for 4,880,620 of these Common Shares, and shared dispositive power for all of these Common Shares, as a result of acting as an investment advisor under Section 203 of the Investment Advisors Act of 1940.
(4)	On a Schedule 13G Amendment No. 6 filed on February 14, 2014, by Scott C. Goebel on behalf of FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity”) it was reported that FMR LLC has sole voting power for 25,997 and sole dispositive power for all of these Common Shares. Fidelity, a wholly-owned subsidiary of FMR, LLC and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 2,875,487 of these Common Shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 2,875,487 shares owned by the funds.

16	2014 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS (CONTINUED)

Management and Directors

The following table sets forth, as of March 31, 2014, the amount of Common Shares beneficially owned by all directors, the Company’s currently serving named executive officers (“NEOs”) as identified in the “COMPENSATION DISCUSSION AND ANALYSIS” section on page 22 and all directors and executive officers as a group in accordance with applicable SEC rules.

Name	Number of Common Shares Beneficially Owned	Number of Shares Subject to Options(1) Exercisable or Which Become Exercisable Within 60 Days		Total Number of Shares Beneficially Owned(2)	Restricted Stock Units(3) / Unvested Options(4)	Total Common Shares Beneficially Owned Plus Restricted Stock Units and Unvested Options
Stan A. Askren	0	*	*	0	21,467	21,467
Matthew J. Espe	52,709	562,151		614,860	168,094	782,954
James J. Gaffney	0	*	*	0	15,467	15,467
Victor D. Grizzle	16,449	69,880		86,329	44,204	130,533
Mark A. Hershey	3,714	25,997		29,711	34,846	64,557
Tao Huang	0	*	*	0	14,785	14,785
Michael F. Johnston	0	*	*	0	14,785	14,785
Jeffrey Liaw	0	*	*	0	2,916	2,916
Donald R. Maier	13,664	24,941		38,605	43,318	81,923
Thomas B. Mangas	23,788	244,180		267,968	108,085	376,053
Larry S. McWilliams	0	*	*	0	14,785	14,785
James C. Melville	4,229	*	*	4,229	5,105	9,334
James J. O’Connor	7,000	*	*	7,000	33,654	40,654
John J. Roberts	0	*	*	0	15,467	15,467
David S. Schulz	384	8,530		8,914	16,362	25,276
Richard E. Wenz	0	*	*	0	14,785	14,785
Directors and Executive Officers as a group (18 persons)(5)	129,910	981,379		1,111,289	599,499	1,710,788

(1)	Directors do not receive stock option grants under the Directors Stock Unit Plan or as part of the compensation program for directors.
(2)	No individual director or executive officer other than Mr. Espe beneficially owns 1% of the Common Shares outstanding as of March 31, 2014. The directors and executive officers as a group beneficially own approximately 2% of the Common Shares outstanding as of March 31, 2014.
(3)	Represents, in the case of NEOs, unvested time-based restricted stock units (“RSUs”) granted to them under the 2006 and 2011 Long-Term Incentive Plan, as applicable, and, in the case of nonemployee directors, vested and unvested restricted stock units (“Director RSUs”) granted to them as part of their annual retainer for Board service that are not acquirable by the director within 60 days of March 31, 2014 under the terms of the Directors Stock Unit Plan. See Directors Aggregate Ownership table below for further information. Neither the unvested NEOs’ RSUs nor the Director RSUs have voting power.
(4)	Messrs. Espe, Grizzle, Hershey, Maier, Mangas and Schulz do not have unvested time-based RSUs.
(5)	Includes amounts for Ellen R. Romano, SVP, Human Resources, and Stephen F. McNamara, VP, Controller.

2014 Proxy Statement	17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS (CONTINUED)

Directors – Aggregate Ownership

The table below sets forth, as of March 31, 2014, additional detail as to each nonemployee director’s ownership and rights to ownership in the Company’s equity.

Name	Common Shares	Vested Restricted Stock Units(1)	Unvested Restricted Stock Units(2)	Phantom Stock Units(3)	Total Equity	Total Value(4)
Stan A. Askren	0	19,195	2,272	0	21,467	$1,143,118
James J. Gaffney	0	13,195	2,272	10,038	15,467	$1,358,141
Tao Huang	0	12,513	2,272	0	14,785	$787,301
Michael F. Johnston	0	12,513	2,272	0	14,785	$787,301
Jeffrey Liaw	0	0	2,916	0	2,916	$155,277
Larry S. McWilliams	0	12,513	2,272	0	14,785	$787,301
James C. Melville	4,229	2,833	2,272	0	9,335	$497,089
James J. O’Connor	7,000	29,219	4,435	0	40,654	$2,164,826
John J. Roberts	0	13,195	2,272	10,038	15,467	$1,358,141
Richard E. Wenz	0	12,513	2,272	0	14,785	$787,301
Total	11,229	127,689	25,527	20,076	164,445	$9,825,796
(1)	Under the terms of the Directors Stock Unit Plan, the director RSUs granted to each director as part of his retainer for Board service are not acquirable by the director until (i) for those director RSUs granted prior to June 2011, the earlier of the six-month anniversary of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the Directors Stock Unit Plan); or (ii) for those director RSUs granted during and after June 2011, on the date of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the Directors Stock Unit Plan).
(2)	Under the terms of the Directors Stock Unit Plan, director RSUs vest on the first anniversary of the grant date. All of the director RSUs listed in this column will vest on June 26, 2014.
(3)	Phantom Stock Units awarded under the Company’s 2006 Phantom Stock Unit Plan (“Phantom Stock Unit Plan”) become payable (“Phantom Units Payment Date”) in cash on the earlier of the six-month anniversary of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the Phantom Stock Unit Plan). The cash payment amount will be equal to the number of units multiplied by the closing price of the Common Shares on the stock exchange on which such shares are traded on the Phantom Units Payment Date.
(4)	Represents an amount equal to the sum of the number of Common Shares beneficially owned, plus the number of vested and unvested director RSUs, plus the number of Phantom Stock Units held, as applicable, multiplied by $53.25, which was the closing price of our Common Shares on the NYSE on March 31, 2014.

18	2014 Proxy Statement

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected KPMG LLP to audit our consolidated financial statements and our internal control over financial reporting for 2014. In accordance with past practice, this selection will be presented to the shareholders for ratification at the annual meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our independent registered public accounting firm. The Audit

Committee may reconsider its selection if the appointment is not ratified by the shareholders.

A representative of KPMG LLP will be in attendance at the annual meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

2014 Proxy Statement	19

AUDIT COMMITTEE REPORT

The Audit Committee engaged KPMG LLP as the Company’s independent registered public accounting firm for 2013. In making this selection, the Audit Committee considered KPMG LLP’s qualifications, discussed with KPMG LLP its independence, and reviewed the audit and non-audit services provided by KPMG LLP to the Company.

Management of the Company has primary responsibility for preparing the Company’s financial statements and establishing effective internal control over financial reporting. KPMG LLP is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting based on the criteria established in 1992 by the Committee of Sponsoring Organizations of the Treadway Commission. Accordingly, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2013 with the Company’s management. The Audit Committee also reviewed and discussed with management the critical accounting policies applied by the Company in the preparation of those financial statements. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, and had the opportunity to ask KPMG LLP questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements.

The Audit Committee considers the independence, qualifications and performance of KPMG. Such consideration includes reviewing the written disclosures and the letter received from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussing with KPMG their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Armstrong’s Annual Report on Form 10-K for the year ended December 31, 2013. The Audit Committee has also engaged KPMG as the Company’s independent registered public accounting firm for 2014. The Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders and have recommended that shareholders ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year 2014.

Submitted by the Audit Committee

John J. Roberts (Chair)

Tao Huang

Larry S. McWilliams

20	2014 Proxy Statement

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for 2013 and 2012 and fees billed for other services rendered by KPMG LLP. All fees in 2013 and 2012 were pre-approved by the Audit Committee.

	(amounts in thousands)
	2013	2012
Audit Fees(1)	$4,203	$4,228
Audit Related Fees(2)	215	110
Audit and Audit Related Fees Subtotal	4,418	4,338
Tax Fees(3)	1,490	629
All Other Fees(4)	—	—
Total Fees	$5,908	$4,967

(1)	Audit Fees are for services rendered in connection with the integrated audit of Armstrong’s consolidated financial statements as of and for the year, for which a portion of the billings occurred the following year. Audit fees were also incurred for reviews of consolidated financial statements included in Armstrong’s quarterly reports on Form 10-Q, services normally provided in connection with statutory and regulatory filings, and services for comfort letters.

(2)	Audit Related Fees consisted principally of fees for audits of financial statements of certain employee benefit plans, agreed-upon procedures, accounting research assistance on technical topics and other matters with respect to non-U.S. statutory financial statements.

(3)	Tax Fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals and other tax consultation and compliance services.

The Audit Committee has considered whether the provision by KPMG LLP of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence, and has concluded that KPMG LLP was and is independent of the Company in all respects.

Audit Committee Pre-Approval Policy

The Audit Committee adheres to a policy that requires the Audit Committee’s prior approval of any audit, audit-related and non-audit services provided by the firm that serves as our independent registered public accounting firm. Pursuant to this policy, management cannot engage the firm for any services without the Audit Committee’s pre-approval. The Audit Committee delegates to the Audit Committee Chair the authority to pre-approve non-audit services not exceeding 5% of the total audit fees for the year for purposes of handling immediate needs, with a report to the full Audit Committee of such approvals at its next meeting. The policy complies with Section 10A(i) of the Exchange Act.

2014 Proxy Statement	21

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This compensation discussion and analysis (“CD&A”) includes a detailed description of our executive compensation philosophy and programs, which is generally applicable to all of our management employees. However, this CD&A focuses primarily on the material components of our executive compensation program as they apply to our NEOs, who, in 2013 were(1):

Matthew J. Espe President and CEO

David S. Schulz(2) Senior Vice President and CFO

Thomas B. Mangas(3) Executive Vice President and CEO, Armstrong Floor Products (“AFP”) and former Senior Vice President and CFO

Victor D. Grizzle Executive Vice President and CEO, Armstrong Building Products (“ABP”)

Donald R. Maier(4) Senior Vice President, Global Operations Excellence

Mark A Hershey Senior Vice President, General Counsel and Secretary, and Chief Compliance Officer

Frank J. Ready(5) Former Executive Vice President and CEO, Armstrong Floor Products

(1)	We determined the above NEOs for 2013 in accordance with SEC rules, which require that we include: all individuals who served as our principal executive officer (Mr. Espe) and principal financial officer (Messrs. Schulz and Mangas), regardless of compensation level during the year; our three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the last completed fiscal year (Messrs. Grizzle, Maier and Hershey); and up to two additional individuals for whom disclosure would have been provided under the applicable rules except for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year (Mr. Ready).

(2)	Mr. Schulz joined us in June 2011 and has served as our CFO since November 2013;

(3)	Mr. Mangas served as CFO between 2010 and November 2013, and has served as our global AFP leader since November 2013;

(4)	Mr. Maier’s role as SVP, Global Operations Excellence will terminate on December 31, 2014 and he will provide transition services to us until February 28, 2015 per a Transition Agreement filed with the SEC on Form 8-K on April 4, 2014.
(5)	Mr. Ready served as our global AFP leader until November 2013 and retired effective December 31, 2013.

Executive Summary

Our Business

We are a global leader in the design and manufacture of floors and ceilings. As of December 31, 2013, we operated 35 plants in eight countries and had approximately 8,500 employees worldwide. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 24, 2014.

Executive Compensation Programs

Our executive compensation programs are designed to attract and retain high caliber talent, reward performance and align with the interests of our shareholders. We execute this philosophy through the payment of base salaries, cash incentive awards under our Management Achievement Plan (“MAP”), and grants of a combination of time-based and performance-based restricted stock units (“RSU” and “PSU”, respectively) and stock options under our 2011 Long-Term Incentive Plan (“LTIP”).

To focus our NEOs on delivering both short- and long-term results, a significant amount of their target total direct compensation (“TDC”, composed of base salary, short-term and long-term incentive compensation) mix is dependent upon achieving specified results and is, therefore, “at risk”. We also employ specific policies and practices to supplement our compensation philosophy, including:

•	Stock ownership guidelines to ensure that NEOs have significant exposure to changes in our stock price, thereby aligning NEO and long-term shareholder interests.

22	2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•

Recoupment policy applicable to short- and long-term incentive awards that enables us to exercise discretion and take action to recoup the amount of any cash or stock-based awards in the event we are required to prepare an accounting restatement due to a material noncompliance with any financial reporting requirement under the securities laws as a result of fraud, misconduct, or gross negligence. To the extent that the SEC may adopt future rules for clawback policies that require changes to our policy, we will revise our policy accordingly.

•

Policy prohibiting derivative transactions in our Common Shares, including: trading in puts, calls, covered calls, or other derivative products involving our securities; engaging in any hedging or monetization transaction with respect to our securities; or, holding company securities in a margin account or pledging our securities as collateral for a loan.

•	We do not have any plans or agreements that provide tax gross-ups under Section 280G of the Code to our NEOs.

2013 Business Highlights

In 2013, we focused on growing our core businesses in established and emerging markets and continued our disciplined effort to create a lean and productive culture while facing challenging market conditions.

Key performance highlights included:

•

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)* of $371 million was down 7.7 percent from 2012 due to increases in manufacturing and input costs driven by rising lumber prices as well as higher SG&A expenses.

•

Consolidated net sales increased by $101 million, or 4 percent. The increase was driven by higher volumes and pricing in Wood Flooring and higher volumes across all geographies in ABP, with pricing, volume and mix all positive at a consolidated level.

•

$68 million of Free Cash Flow (“FCF”), which was lower than 2012, primarily due to lower cash earnings and higher capital expenditures which were only partially offset by improvements in working capital and lower cash interest expense when compared to the prior year.

•

Unadjusted return on invested capital (“ROIC”), (as reported), was 8.2%, a decrease of 130 basis points over 2012 and, while lower than 2012, was the second highest since emergence from bankruptcy in 2006.

•	Despite lower earnings, our share price increased by 6.5 percent.

We also made significant progress with respect to a variety of strategic, financial and operational initiatives.

•	We strengthened our Balance Sheet.

•	We bought back approximately 5 million shares for approximately $261 million.

•	We refinanced our senior credit facility to extend maturities and lower future cash interest expense.

•	We continued to make significant progress with our plant construction projects.

•	We completed construction of three plants in China: a homogeneous flooring plant, a heterogeneous flooring plant, and a mineral fiber ceilings plant.

•	We began construction of our first mineral fiber ceilings plant in Russia and continued to expand our new ceiling distribution center.

•	We announced a $41 million investment to manufacture luxury vinyl tile in the U.S.

•	We significantly increased our focus on new product development and commercialization.

•	We realized approximately 31% of our sales from products introduced in the past five years.

•	We implemented new procedures to increase the quantity of invention submissions and prioritize them so that patent filings are aligned with R&D and business unit strategies.

•	Overall, the Compensation Committee believed that we made progress in many areas, but fell short of our aspirational EBITDA goal.

*	Continuing operations basis. Please refer to Annex A for a reconciliation of Adjusted EBITDA to U.S. GAAP.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2013 Executive Compensation Highlights

Our 2013 EBITDA performance resulted in a 78% MAP payout factor at the Consolidated level, 22% below target. NEOs received between 23% and 105% of target.

Our three-year cumulative ROIC performance (2011 – 2013 PSU plan) resulted in a 57% payout factor, 43% below target, reflecting actual performance relative to an aspirational goal that we did not achieve.

Further, during 2013, our Compensation Committee did not make significant changes to executive compensation but completed the following key activities:

•	Established EBITDA as the sole performance metric against which to measure and reward for annual performance in 2013.

•	Eliminated FCF as a metric in the MAP.

•	Approved a “stretch” EBITDA target of $420 million and established a corresponding payout factor for achieving “stretch” at 125 percent.

•	Approved 2013 MAP payments below target in line with below target performance.
•	78% (Consolidated)

•	23% (AFP)

•	105% (ABP)

•	Retained Towers Watson as the Committee Consultant.

•	Reviewed and confirmed our compensation philosophy and strategy.

•	Conducted an in-depth review of long-term performance metrics under our LTIP and confirmed ROIC as the metric for the 2014-2016 PSU plan.

The table below summarizes TDC awarded to our NEOs during 2013. This table is not intended to be a substitute for the Summary Compensation Table (‘‘SCT’’) or Grants of Plan-Based Awards Table (‘‘GPBAT’’). Base salary reflects the total salary paid for 2013. 2013 MAP awards and LTIP awards are reflected in the SCT and GPBAT.

2013 NEO TDC

Name	2013 Salary $	2013 Final MAP $	2013 LTIP $ (1)	TDC $
Mr. Espe	980,000	764,400	3,150,000	4,894,400
Mr. Schulz	262,912	128,900	129,700	521,512
Mr. Mangas	515,000	301,300	1,000,000	1,816,300
Mr. Grizzle	459,375	361,800	810,000	1,631,175
Mr. Maier	409,000	159,600	600,000	1,168,600
Mr. Hershey	413,750	193,700	553,000	1,160,450
Mr. Ready	500,000	86,300	1,000,000	1,586,300

(1)	Amounts represent the aggregate grant date fair value for long-term incentive equity awards granted in 2013, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our common stock on the date of the grant.

Consideration of Last Year’s Advisory

Shareholder Vote on Executive Compensation

Our 2013 Annual Meeting of Shareholders did not include an advisory shareholder vote on executive compensation.

At our 2011 Annual Meeting of Shareholders, our shareholders expressed a preference that advisory votes on executive compensation occur every three years. In accordance with the results of this vote,

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

the Board determined to implement an advisory vote on executive compensation every three years until the next required vote on the frequency of shareholder votes on the compensation of executives, which is scheduled to occur at the 2017 annual meeting. Accordingly, our next advisory shareholder vote on executive compensation will take place at this Annual Meeting.

The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of the 2011 favorable (92%) advisory vote on executive compensation, the Compensation Committee noted that our current executive compensation program has been effective in implementing our stated compensation philosophy and objectives.

The Compensation Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. While no specific changes were implemented as a result of the vote, the Compensation Committee intends to continue to pay close attention to the advice and counsel of its compensation advisors and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board. Please refer to “Communication with the Board” on page             for information about communicating with the Board.

PHILOSOPHY AND OBJECTIVES OF OUR EXECUTIVE COMPENSATION PROGRAM

Our long-term success and growth depend on highly capable global leaders with the experience and skills to deliver against our strategy in a volatile and changing market environment. Thus, our executive compensation programs are designed to attract, motivate and retain those high-quality leaders. Generally, the same principles that apply to our NEOs also apply to the compensation of our salaried employees. In developing and maintaining our executive compensation program, the Compensation Committee focuses on the following key objectives:

•	Align executive interests with shareholders’ interests.

•	Create a strong link between pay and performance by placing a significant portion of compensation ‘‘at risk’’ based on performance against pre-established goals.

•	Structure sufficiently competitive compensation packages globally, to enable access to high-quality executives in a highly competitive talent environment.

HOW WE MAKE COMPENSATION DECISIONS

The Compensation Committee is responsible for executive compensation program design and the decision-making process relative to NEOs specifically, and broadly, as these programs apply to other senior leaders and participating employees. The Compensation Committee solicits input from the independent members of the Board, the CEO and other members of management, and its independent compensation consultant to assist it with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Roles of Key Participants

Compensation Committee

•   Sets the philosophy and principles that guide the executive compensation program

•   Oversees the design of our executive compensation programs in context of our culture, competitive practices, legal and regulatory landscape, and governance trends

•   Reviews and approves short- and long-term incentive compensation design, including performance goals and the reward consequences for delivering above or below target performance

•   Reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO and evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to the independent directors based on the evaluation

•   Oversees the evaluation of the other executive officers and establishes their compensation levels in collaboration with the CEO

Independent Members of the Board	• Participate in the performance assessment process for the CEO • Approve CEO compensation actions, including base salary, MAP, and LTIP awards
Committee Consultant – Towers Watson

•   Provides analysis, advice and recommendations with regard to executive compensation

•   Attends Compensation Committee meetings, as requested and communicates between meetings with the Compensation Committee Chair

•   Advises the Compensation Committee on market trends, regulatory issues and developments and how they may impact our executive compensation programs

CEO	• Provides input to the Compensation Committee on senior executive performance and compensation recommendations

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Independent Compensation Consultant

In July 2013, the Compensation Committee retained Towers Watson as its independent consultant on executive compensation matters. Prior to Towers Watson, the Compensation Committee was advised by Cook & Co.

Towers Watson serves as our Pension Plan Actuary in Canada (an arrangement that has been in place for several years, prior to Towers Watson becoming the Compensation Committee’s consultant) and typical annual fees are $300,000. In early 2013, prior to becoming the advisor to the Compensation Committee, Towers Watson provided sales compensation consulting services for a fee of $120,000. We also purchase select compensation and HR survey data from the firm. Towers Watson does not perform any other services for us. At the request of the Compensation Committee, in addition to providing general executive compensation advice outlined above, Towers Watson performed the following services during 2013:

•	Led an in-depth discussion on our executive compensation strategy and how executive compensation programs align with our strategic business objectives.

•	Advised on the design considerations with respect to the 2014 MAP and the 2014 LTIP, to ensure appropriate linkage between short- and long-term performance and pay and performance.

•	Provided a detailed market data analyses for the NEOs.

•	Advised the Compensation Committee on setting the CEO’s compensation.

The Compensation Committee has determined that the work of Towers Watson did not raise any conflicts of interest in 2013. In making this assessment, the Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act, including the fact that Towers Watson provides limited other services to us, the level of fees received from us as a percentage of Towers Watson’s total revenue, policies and procedures employed by Towers Watson to prevent conflicts of interest, and whether the individual Towers Watson advisers to the Compensation Committee own any Common Shares or have any business or personal relationships with members of the Compensation Committee or our executive officers.

After considering all of the factors required by the NYSE rules, the Compensation Committee is satisfied with Towers Watson’s independence.

Use of Competitive Data

In setting NEO compensation, the Compensation Committee considers various types of information, including survey data, peer compensation data, tally sheets, wealth accumulation analyses and related benchmark information.

Annual Compensation Benchmarking

Annually, the Compensation Committee reviews all components of NEO compensation versus competitive market data.

In general, we target NEO pay to be at or near the 50th percentile of the competitive market, but we may exceed this target due to an individual’s performance, internal equity with peers situated at similar levels, and to attract the required level of global business knowledge and leadership needed to achieve our strategy.

The principal sources of market data include (combined “Competitive Market”):

•	Survey data (all NEOs), including surveys by AonHewitt and Towers Watson (“Market”)

•	Peer Group data (CEO and CFO) (“Peer Group”)

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Peer Group

The Compensation Committee uses compensation data compiled from a group of peer companies based on several criteria, including business model comparability, company size measured by revenues and market capitalization, and competition for executive talent and investor capital. The 2013 Peer Group consists of 16 manufacturing companies in the building and construction industries and is reflected in the table below:

Acuity Brands, Inc.	Masco Corporation	Sherwin-Williams Company
W. R. Grace & Company	Herman Miller, Incorporated	Steelcase, Incorporated
Leggett & Platt, Inc.	Mohawk Industries, Inc.	Universal Forest Products, Inc.
Lennox International Inc.	Nortek, Inc.	USG Corporation
Louisiana-Pacific Corporation	Owens Corning	Vulcan Materials Company
Martin Marietta Materials

Our revenues and market capitalization approximate the Peer Group median.

Tally Sheets and Wealth Accumulation Analyses

The Compensation Committee uses tally sheets and wealth accumulation analyses when evaluating compensation-related decisions for each NEO.

•	Tally sheets provide historic information on each executive’s equity and non-equity compensation, and other compensation such as potential payments upon termination of employment.

•	Wealth accumulation analysis assesses the total Armstrong-specific wealth that could be earned by each NEO given certain stock price assumptions.

Compensation Mix

To facilitate the link between NEO pay and company performance, a significant amount of TDC is performance-based and “at risk.”

81% of our CEO’s target TDC and 70% of the average target TDC of our other NEOs is performance-based and “at risk”.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

ELEMENTS, CHARACTERISTICS & OBJECTIVES OF OUR EXECUTIVE COMPENSATION

Elements, Objectives and Key 2013 NEO Actions

Type	Compensation Elements	Objectives	Key 2013 NEO Actions
Performance-Based	Long-Term Incentive (LTIP)

•  Drives and promotes long-term value-creation for our shareholders, and fosters retention, by rewarding execution and achievement of goals that are linked to our longer term strategic initiatives and cost of capital

•  Incents achievement of ROIC targets over three-year period

•  Target opportunity generally set at Peer Group and/or Market median

• NEOs received long-term incentive grants with values ranging from 55% to 321% of base salary • 2011-2013 PSU award paid out at 57%
Annual Incentive (MAP)

•  Provides an annual incentive opportunity for achieving financial results based on performance goals tied to our annual operating plan

•  Drives EBITDA performance

•  Awards tied to Company, business unit and individual performance, including leadership behaviors

•  Target opportunity generally set at Peer Group and/or Market median

• NEOs received MAP payments ranging from 23% to 105% of target

Fixed	Base Salary	• Provides reasonable and market competitive fixed pay reflective of an executive’s role, responsibility and individual performance • Generally set at Peer Group and/or Market median	• NEOs received merit increases effective April 1, 2013, with exception of Mr. Espe and Mr. Ready
Benefits

•  Standard range of health, welfare, and retirement benefits generally similar to those provided to other salaried employees, except that executives:

•  pay approximately 40% more in health care premiums than those paid by most of our salaried employees with comparable coverage;

•  are eligible to receive enhanced Company-paid long-term disability benefits;

•  are eligible for non-qualified retirement savings benefits

Limited Perquisites

•  Very limited perquisites or personal benefits

•  Personal financial counseling at a cost generally less than $4,500 per NEO

•  Executive physicals at a cost typically less than $5,000 per NEO

•  Executive Long-Term Disability at a cost generally less than $5,000 per NEO

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Alignment of Compensation Elements and Objectives

The following table illustrates how our executive compensation elements align with our compensation objectives:

2013 COMPENSATION DESIGN AND OUTCOMES

Base Salary

The Compensation Committee’s decision on 2013 base salaries was largely driven by the competitiveness of each NEO’s base salary compared to the Competitive Market. Unless noted below, increases were effective April 1, 2013. With exception of Mr. Schulz, the table below represents the base salary rate as of December 31. This information differs from the SCT, which reflects the total base salary received for the year.

Name	2012 Base Salary $	2013 Base Salary $	Change in Base Salary
Mr. Espe(1)	980,000	980,000	0%
Mr. Schulz(2)	246,359	400,000	62.0%
Mr. Mangas(3)	500,000	520,000	4.0%
Mr. Grizzle(4)	450,000	462,500	2.8%
Mr. Maier(4)	400,000	412,000	3.0%
Mr. Hershey(5)	395,000	420,000	6.3%
Mr. Ready	500,000	500,000	0.0%
(1)	Targeted at market median; Effective April 1, 2014, 3% increase to $1,009,400
(2)	Promotion to CFO, eff. November 16, 2013; below market median in line with being new to role

(3)	Standard merit increase and performance-based adjustment

(4)	Standard merit increase

(5)	Standard merit increase and market-based adjustment

Management Achievement Plan

MAP awards provide an annual incentive opportunity for achieving financial results based on performance goals tied to our annual operating plan.

Each NEO’s target MAP opportunity (expressed as a percent of base salary) is based on role responsibility, alignment with similar positions internally, and external Competitive Market. Actual payout will vary with actual business performance relative to performance targets.

MAP awards were determined based on the following formula, measures and weightings. The Compensation Committee approves these factors at the beginning of each fiscal year. Additional details follow below the table.

2013 MAP Design

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2013 Target MAP

2013 Target MAP opportunity for our NEOs were as set forth in the table below. With the exception of Mr. Schulz, who was promoted into his role effective November 16, 2013, there were no changes to these targets from 2012.

Name	Target MAP Opportunity %	Target MAP $
Mr. Espe	100%	980,000
Mr. Schulz(1)	40% / 75%	122,665
Mr. Mangas	75%	386,250
Mr. Grizzle	75%	344,531
Mr. Maier	50%	204,500
Mr. Hershey	60%	248,250
Mr. Ready	75%	375,000
(1)	Mr. Schulz’ target increased from 40% to 75% upon his role change in November 2013. The $122,665 reflects his actual target for 2013 based on the split role.

After a review of competitive market data provided by Towers Watson, the Compensation Committee set Mr. Espe’s 2014 MAP target at 110% of base salary.

2013 MAP Performance Metrics and Weighting

The Compensation Committee selected EBITDA (for both the Consolidated as well as at the Business Unit level) as the 2013 MAP performance metric. The Compensation Committee believes that EBITDA aligns to key elements of our operating plan and is a good measure of operating performance (pre-financing and pre-tax).

In establishing MAP performance and payout ranges for the Company, AFP and ABP, the Compensation Committee considered a number of factors:

•	The amount of year over year improvement in EBITDA required to achieve target

•	The degree of difficulty and probability of achieving the various EBITDA performance targets

•	Considering the degree of difficulty built into the 2013 operating plan targets, the Compensation Committee established a payout factor of 125% for achieving target performance
•	The percent of incremental EBITDA to be split between participants and shareholders

The MAP opportunity for NEOs with primary responsibilities at the Corporate level is weighted 100% to Consolidated results. NEOs with business unit responsibilities are weighted 30% to Consolidated results and 70% to the individual business unit.

Mr. Mangas became CEO of AFP in November 2013; however, since the majority of his time in 2013 was spent in the CFO role, his 2013 MAP was weighted 100% to Consolidated results. Mr. Schulz spent the majority of 2013 in the role of CFO for ABP, and, accordingly, his 2013 MAP was weighted 30% to Consolidated and 70% to ABP.

Weighting	Consolidated	Business Unit
Mr. Espe	100%
Mr. Schulz	30%	70% (ABP)
Mr. Mangas	100%
Mr. Grizzle	30%	70% (ABP)
Mr. Maier	100%
Mr. Hershey	100%
Mr. Ready	30%	70% (AFP)

Individual Performance

The Board and the Compensation Committee considered individual performance when finalizing MAP awards for the CEO and other NEOs, respectively; however, no individual performance adjustments were made in determining the final 2013 MAP awards. Any individual performance adjustment cannot exceed the maximum level determined by EBITDA performance.

2013 Final Performance and Payout Factors

Our 2013 EBITDA performance resulted in a 78% MAP payout factor at the Consolidated level.

Further details are shown in the table below:

EBITDA	2013 Target $M	2014 Actual $M*	Performance %	Payout %
Consolidated	420	379	90%	78%
AFP	158	112	71%	0%
ABP	326	323	99%	117%
*	Please refer to Annex A for a reconciliation of Adjusted EBITDA to U.S. GAAP. We achieved full year adjusted

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

EBITDA of $379 million after giving effect to the specific items that the Compensation Committee pre-determined in February 2013 were eligible for exclusion from the achievement calculation.

2013 Final MAP Awards

The Compensation Committee determined the final 2013 MAP by multiplying the NEO’s target MAP amount by the final weighted payout factors, as outlined below.

For NEOs, who are weighted 100% to Consolidated results, the Compensation Committee approved a final payout factor of 78%.

NAME	Target MAP $	Payout Factor	2013 Final MAP Award $
Mr. Espe	980,000	78%	764,400
Mr. Mangas	386,250	78%	301,300
Mr. Maier	204,500	78%	159,600
Mr. Hershey	248,250	78%	193,700

For NEOs, who are weighted 30% to Consolidated results and 70% to Business Unit results, the Compensation Committee approved a final payout factor of 23% for Mr. Ready and 105% for Mr. Grizzle and Mr. Schulz.

NAME	Target MAP $	Weighted Cons. Payout Factor (wtd. 30%)	Weighted Business Unit Payout Factor (wtd. 70%)	2013 Final MAP Payout Factor %	2013 Final MAP Award $
Mr. Ready	375,000	23%	0%	23%	86,300
Mr. Grizzle	344,531	23%	82%	105%	361,800
Mr. Schulz	122,665	23%	82%	105%	128,900

Long Term Incentive Plan

The goal of the LTIP is to provide equity-based long-term incentive awards that link management interests to shareholder returns and focus management on our long-term performance.

In determining long-term incentive award opportunity for the CEO and other NEOs, the Board and the Compensation Committee generally consider a number of factors, including Competitive Market, internal equity, and cost (dilution and accounting cost) and also take into consideration tally sheet and wealth accumulation analyses.

LTIP awards are typically made two business days following the release of our prior fiscal year’s fourth quarter and full year financial results. This allows sufficient time for the market to absorb the announcement of earnings.

In 2013, our LTI awards for NEOs consisted of 60% non-qualified stock options and 40% PSU.

2013 Target LTIP

The Compensation Committee annually determines LTIP target opportunity (expressed as a percent of base salary) based on role responsibility, alignment with similar positions internally, and external Competitive Market, as well as a review of tally sheets and wealth accumulation analyses.

The respective target percentages for LTIP grants to our NEO’s in 2013 and the resulting Grant Date Fair Value were as set forth in the table below.

Name	2013 LTIP Target as % of Base Salary	2013 LTIP - Grant Date Fair Value $(1)
Mr. Espe	321%	3,150,000
Mr. Schulz(2)	55%	129,700
Mr. Mangas	200%	1,000,000
Mr. Grizzle	180%	810,000
Mr. Maier	150%	600,000
Mr. Hershey	140%	553,000
Mr. Ready	200%	1,000,000
(1)	Amounts represent the grant date fair value for the long-term incentive equity award granted in February 2013, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our Common Shares ($51.76) on the date of the grant (February 20, 2013.).

(2)	Reflects Mr. Schulz’s 2013 LTIP award relative to his previous role.

After a review of competitive market data provided by Towers Watson, the Compensation Committee set Mr. Espe’s 2014 LTI award at $3,150,000.

Stock Options

Stock option awards generally have a term of ten years and vest in equal installments on each of the first three anniversaries of the date of grant. The exercise price is based on the closing price of our Common shares on the NYSE on the date of grant.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The number of non-qualified stock options granted to each NEO was determined using a Black-Scholes value of $21.61. On the effective date of the grant, the exercise price for the stock options was $51.76.

The assumptions used to determine the valuation of our option awards can be found in the footnote section of the GPBA table.

Performance-based Awards

In 2013, the Compensation Committee established ROIC as the single financial measure for the 2013 – 2015 PSU program. ROIC aligns to our strategic plan and correlates to stock price performance over a multi-year performance period. ROIC also serves as a measure for tracking management’s performance in generating the required return on previously invested capital, and in effectively allocating capital to profitable investments during the three-year performance period.

Three-Year Cumulative ROIC Performance Targets (2013 – 2015)

The actual number of shares earned for the PSUs granted in 2013 will be based on our performance against the internal ROIC target established by the Compensation Committee during the three-year performance period.

	Performance to Target	Payout Opportunity
Threshold	70%	50%
Target	100%	100%
Maximum	120%	175%

ADDITIONAL INFORMATION REGARDING OUR COMPENSATION PROGRAMS

Qualified and Non-qualified Defined Benefit Pension Plans

With exception of Mr. Ready, our NEOs do not participate in the Company’s qualified defined benefit pension plan, the Retirement Income Plan (“RIP”), which was closed to newly hired employees after January 1, 2005.

In addition, a non-qualified defined benefit pension plan, the Retirement Benefit Equity Plan (“RBEP”), pays any benefit that cannot be paid under the RIP due to statutory limits. Mr. Ready is the only NEO who met the qualifications to remain in the RBEP.

Qualified Defined Contribution Savings Plan and Non-qualified Deferred Compensation Plan

For salaried employees who do not participate in the RIP, we provide a 401(k) match of 100% on the first 4% of employee contributions and a 50% match on the next 4% of employee contributions, up to a maximum company match of $17,500 for 2013. All NEOs, with exception of Mr. Ready are eligible to participate in this program.

Mr. Ready and other employees who remained eligible for RIP and RBEP benefits, are eligible to receive a lower 401(k) match of 50% on 6% of employee contributions up to a maximum company match of $8,750 for 2013.

The company offers an unfunded, nonqualified deferred compensation plan, the Armstrong Nonqualified Deferred Compensation Plan (“NQDCP”), to restore Company contributions that would be lost due to IRC limits on compensation that can be taken into account under the Company’s tax-qualified 401(k) and to allow participants to voluntarily elect to defer some portion of base salary and MAP until a future date.

Participants receive a Company match identical to the 401(k) company match up to a maximum contribution of 6% of eligible earnings. All NEOs with exception of Mr. Ready are eligible to participate in this program.

During 2013, Mr. Ready also participated in a split dollar life insurance policy entered into in 1997. Armstrong ceased paying the premiums on the policy for Mr. Ready in 2006. Armstrong retains a collateral interest in the policy’s cash value equal to the premiums paid by the Company. At Mr. Ready’s 62nd birthday, Armstrong will be reimbursed for amounts paid in premiums for the policy.

Bonus Replacement Retirement Plan (“BRRP”)

The BRRP was established to allow executives to defer a portion of income (up to $20,000) into a qualified, tax-deferred plan. The Company will make a non-elective contribution to the executive’s account, and will have a corresponding reduction in the amount of the MAP payment. Participants’ contributions are exempt from FICA taxation. The

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

executive may choose from the same investment options provided under the 401(k) plan

Change in Control (“CIC”) Agreements

The Compensation Committee provides individual CIC agreements to the NEOs to establish a competitive level of financial security in the event of a CIC. The Compensation Committee determined the level of CIC benefits for the NEOs based on research conducted by Cook & Co. in 2010 and an assessment of contemporary market practices.

The CIC agreements are subject to restrictive conditions by which a CIC would be triggered. In 2013, the Compensation Committee determined that the CIC conditions continue to be appropriate given our ownership structure. None of the CIC agreements provides for tax gross-ups under Sections 280G and 4999 of the Code. For more information regarding our NEO CIC agreements, please refer to “CIC Agreements” on page 50.

Stock Ownership Guidelines

The Compensation Committee instituted stock ownership guidelines for our NEOs in August 2010 in an effort to ensure that our NEOs have significant long-term value creation tied to stock price appreciation. Ownership requirements and progress toward their achievement are reviewed annually as part of the compensation planning process. A significant percentage of each NEO’s compensation is directly linked to our stock price appreciation.

The stock ownership guidelines for our NEOs are calculated as a fixed number of shares using a required ownership multiple, the executive’s annualized base salary as of a certain date, and the stock price as of a fixed date. The 2013 required ownership multiple for our CEO is six times annual base pay and is three times annual base pay for our other NEOs.

Shares may be counted toward the policy’s ownership guidelines whether held directly by the NEO or owned jointly with a partner, provided that shares are vested. For stock options, the value must exceed the exercise price (“in-the-money” options). We include vested, unexercised, but “in-the-money” stock options in the calculation.

Stock ownership guidelines must be met within five years from the date of adoption of the guidelines for

Messrs. Espe, Mangas and Ready since they were hired prior to the adoption of the guidelines, and within five years from date of hire or promotion into the role for Messrs. Schulz, Grizzle, Hershey, and Maier.

The Compensation Committee last reviewed the NEOs’ progress toward meeting the ownership requirements in February 2014. As of the date of the review, all NEOs except Messrs. Schulz, Hershey and Maier had met their ownership requirements. Mr. Schulz was promoted on November 16, 2013. Mr. Hershey was hired on July 1, 2011. Both NEOs are expected to meet ownership requirements within the requisite five-year period. Mr. Maier has begun to diversify out of our stock in anticipation of his separation from the Company effective February 28, 2015.

Recoupment Policy

In order to further align management’s interests with the interests of shareholders and support good governance practices, we expanded our recoupment policy applicable to short- and long-term incentive awards. In the event we are required to prepare an accounting restatement due to a material noncompliance with any financial reporting requirement under the securities laws as a result of fraud, misconduct, or gross negligence, we may exercise discretion and take action to recoup the amount of any awards, including cash or stock-based awards, which exceed the payment that would have been made based on the restated financial results. To the extent that in the future the SEC adopts rules for clawback policies that require changes to our policy, we will revise our policy accordingly.

Prohibition on Derivative Trading

All members of our Board and senior management, including our NEOs and certain other employees, are required to clear any transaction involving Company securities with our General Counsel prior to entering into such transaction.

Our company prohibits derivative transactions in our Company securities, including:

•	Trading in puts, calls, covered calls, or other derivative products involving Company securities.

•	Engaging in any hedging or monetization transaction with respect to Company securities.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•	Holding company securities in a margin account or pledging Company securities as collateral for a loan.

Beginning in 2011, we permitted senior management to utilize stock trading plans that comply with Rule 10b5-1 of the Exchange Act. All such plans are subject to our pre-approval, and the ability to enter into such plans remains subject to prohibitions on trading while in possession of material non-public information.

Assessment of Risk

We monitor the risks associated with our compensation program on an ongoing basis. At the conclusion of its most recent analysis of our compensation programs and associated risks, it was the assessment of the Compensation Committee, with the assistance of Towers Watson and management, that our compensation programs are designed and administered with an appropriate balance of risk and reward and, by their design, do not encourage executives to take unnecessary, excessive, or inappropriate risks and do not create risks that are reasonably likely to have a material adverse effect on the Company. In arriving at this determination, the Compensation Committee considered the following with respect to our compensation programs:

•	Whether the underlying pay philosophy, Peer Group and market positioning to support business objectives were appropriate.

•	Effective balance in:

•	Cash and equity mix.

•	Short- and long-term performance focus, with performance goals tied to profitability and absolute stock price performance.

•	Use of multiple performance metrics in the annual and long-term incentive plans.

•	Performance objectives are established using a reasonable probability of achievement.

•	Long-term incentive plan is tied to operating performance over a multi-year performance period.
•	The Compensation Committee’s ability to exercise discretion to reduce MAP amounts earned based on subjective evaluation of quality of earnings and individual performance.

•

The presence of meaningful risk mitigation policies, such as stock ownership guidelines, claw-back provisions, and independent Compensation Committee oversight; and prohibitions on hedging against and pledging of our Common Shares.

Tax Deductibility of Compensation

The Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year.

This limitation does not apply to compensation that meets the tax code requirements for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners).

Generally, it is our policy to structure and administer our annual and long-term incentive compensation plans for the NEOs to maximize the tax deductibility of the payments as “performance-based compensation” under Section 162(m) of the Internal Revenue Code to the extent practicable. The Compensation Committee considers both tax and accounting treatment in establishing our compensation program. However, in certain circumstances, the Compensation Committee may authorize compensation arrangements that are not fully tax deductible, but which promote other important objectives, such as attracting and retaining global business leaders who can drive financial and strategic growth objectives that maximize long-term shareholder value.

In 2013, all incentive compensation for the NEOs, including MAP and LTIP, was designed to be exempt from the Section 162(m) deduction limit.

2014 Proxy Statement	35

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of Armstrong’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

Stan A. Askren, Chair

James J. Gaffney

Larry S. McWilliams

James C. Melville

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor incorporated by reference into any future SEC filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Armstrong specifically incorporates it by reference therein.

36	2014 Proxy Statement

2013 SUMMARY COMPENSATION TABLE

The table below sets forth the total compensation for our NEOs during fiscal 2013. The table also sets forth the information regarding the fiscal 2012 and 2011 compensation for Messrs. Espe, Mangas, Grizzle, and Ready because they were NEOs in those fiscal years. Fiscal 2013 was the first year Messrs. Schulz and Hershey met the criteria for inclusion in the SCT.

Name and Principal Position	Year	Salary ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)		Total ($)
Mr. Espe	2013	980,000	—	1,260,000	1,890,000	764,400	—	694,231	(8)	5,588,631
President and Chief	2012	980,000	—	1,200,001	1,800,019	627,200	—	738,459		5,345,679
Executive Officer	2011	980,000	—	1,200,017	1,800,312	989,800	—	200,869		5,170,998
Mr. Schulz (1)	2013	262,912	—	51,880	77,820	128,900	—	20,290	(8)	541,802
Senior Vice
President and Chief Financial Officer
Mr. Mangas (1)	2013	515,000	—	400,000	600,000	301,300	—	203,584	(8)	2,019,884
Executive Vice	2012	500,000	—	400,017	1,600,010	240,000	—	320,866		3,060,893
President and CEO, Armstrong Floor Products Former Senior Vice President and Chief Financial Officer	2011	500,000	—	400,020	600,015	398,000	—	72,976		1,971,011
Mr. Grizzle	2013	459,375	—	324,000	486,000	361,800	—	34,207	(8)	1,665,382
Executive Vice	2012	450,000	—	324,044	486,018	216,000	—	193,893		1,669,955
President and CEO, Armstrong Building Products	2011	431,250	—	520,025	654,774	352,500	—	74,952		2,033,501
Mr. Maier	2013	409,000	—	240,000	360,000	159,600	—	87,464	(8)	1,256,064
Senior Vice President,	2012	400,000	—	—	600,006	128,000	—	187,321		1,315,327
Global Operations Excellence	2011	400,000	—	400,039	600,014	212,000	—	112,049		1,724,102
Mr. Hershey	2013	413,750	—	221,200	331,800	193,700	—	39,356	(8)	1,199,806
Senior Vice President, General Counsel
Mr. Ready (2)	2013	500,000	500,000	400,000	600,000	86,300	471	43,714	(8)	2,130,485
Former Executive	2012	500,000	1,000,000	400,017	1,600,010	258,800	1,009,868	535,077		5,303,772
Vice President and CEO, Armstrong Floor Products	2011	500,000	—	400,020	600,015	405,000	742,888	9,810		2,657,733

(1)	Mr. Schulz was named Senior Vice President and Chief Financial Officer in November, 2013 when Mr. Mangas transitioned to Executive Vice President and CEO of Armstrong Floor Products.

(2)	Mr. Ready served as the Executive Vice President and CEO of Armstrong Floor Products until November, 2013 and retired effective December 31, 2013.

(3)	Mr. Ready received a cash retention payment of $500,000 on January 1, 2013. In January 2010, Mr. Ready received a cash retention agreement in the amount of $1.5 million. The first installment of $1 million was paid January 2012 and the final installment was paid in January 2013. The details of this arrangement were outlined in the 2011 Proxy.

(4)	The amounts reflect the aggregate grant date fair value of stock and option awards granted in the fiscal year, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. The assumptions used to determine the valuation of our option awards are set forth on page 39. The potential maximum fair value of the performance restricted award at the grant date market price would be $2,205,000 for Mr. Espe, $90,790 for Mr. Schulz, $700,000 for both Messrs. Mangas and Ready, and $567,000 for Mr. Grizzle, $420,000 for Mr. Maier and $387,100 for Mr. Hershey.

(5)	The 2013 amounts disclosed are the awards under the 2013 MAP. As specified under the MAP, award amounts are subject to a mandatory reduction of up to $20,000 to the extent a corresponding contribution can be made to the Bonus Replacement Retirement Plan, which is a qualified, tax-deferred profit sharing plan. For 2013, a $16,000 reduction was made for Messrs. Espe, Mangas and Grizzle, $15,000 for Mr. Schulz, $17,156 for Mr. Maier, $18,829 for Mr. Hershey and $20,000 for Mr. Ready.

2014 Proxy Statement	37

2013 SUMMARY COMPENSATION TABLE (CONTINUED)

(6)	Although Mr. Ready accrued additional benefits in 2013, the present value of his pension decreased by 312,267. The decrease was primarily due to changes in the actuarial assumptions used to calculate the present value of pension benefits. In accordance with the Securities and Exchange Commission guidelines, if the change in pension value is negative, it is not shown in the table above. This column is also intended to report above-market earnings on nonqualified deferred compensation balances – the only NEO to have above-market interest is Mr. Ready.

(7)	The amounts shown in the “All Other Compensation” column include: (i) cash dividends paid; (ii) Company matching contribution to the Savings and Investment 401(k) Plan (and for Messrs. Hershey, Mangas, Maier and Schulz to the NQDCP); (iii) premiums for long-term disability insurance; (iv) relocation expenses, and (v) personal benefits (“perquisites”) consisting of medical examinations and financial planning expense reimbursements to the extent the total perquisite value is $10,000 or greater per individual. For each person the total value of all such perquisites did not reach $10,000. except for Mr. Espe. Mr. Espe’s perquisite value was $11,398 and, therefore, the amount is included in the “All Other Compensation” column.

(8)	The following table provides the detail for the amounts reported in the All Other Compensation for 2013 for each NEO:

Name	Perquisites and Other Benefits(a) ($)	Cash Dividends(b) ($)	Company Match Savings Plan Contributions ($)	Executive Long- Term Disability ($)	Tax Reimbursements(c) ($)	Vacation Termination(d) ($)	All Other Compensation ($)
Mr. Espe	11,398	663,061	17,500	2,273		694,231
Mr. Schulz			19,790		500	20,290
Mr. Mangas		148,607	49,675	5,302		203,584
Mr. Grizzle		16,707	17,500			34,207
Mr. Maier		52,025	35,439			87,464
Mr. Hershey			35,359	3,997		39,356
Mr. Ready			8,750	2,273		32,691	43,714

(a)	Represents annual physical, personal financial planning, sporting tickets and travel for spouses to Board meetings.

Tickets to sporting and other entertainment events are sometimes provided, without charge, to certain employees, including the NEOs, to attend these events for business purposes. Tickets made available to employees, including the NEOs for personal use only if the tickets are not otherwise needed for business use. The Company does not incur incremental costs with respect to personal use of these tickets because the tickets were purchased by the Company for business purposes. Any amounts included are attributable to such events, therefore, reflect personal catering and related costs.

The spouses of Board members and NEOs are invited to attend the Board’s regularly scheduled February meeting. The incremental costs incurred by the Company for spouse travel and lodging are included.

(b)	Cash dividends were paid upon vesting of RSU’s and PSU’s in 2013. Further details can be found in the Stock Vested table.

(c)	Represents tax reimbursement in accordance to the Company Travel Policy, a tax assisted payment will be made to an employee who opts to downgrade from business to economy for flights that exceed 12 hours. Mr. Schulz received such a payment in 2013 prior to becoming CFO.

(d)	Accrued and unpaid vacation pay, represents the value of vacation in accordance with Company policy.

38	2014 Proxy Statement

GRANTS OF PLAN-BASED AWARDS

The table below shows information on MAP awards, stock options and PSUs granted to each of the Company’s NEOs in 2013. There is no assurance that the grant date fair value of stock and option awards will be realized by the executive.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-Lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Espe	(1)	N/A	490,000	980,000	1,960,000
	(2)	2/20/2013								87,460	51.76	1,890,000
	(2)	2/20/2013				12,172	24,344	42,602				1,260,000
Mr. Schulz	(1)	N/A	61,333	122,665	245,330
	(2)	2/20/2013								3,602	51.76	77,820
	(2)	2/20/2013				502	1,003	1,755				51,880
Mr. Mangas	(1)	N/A	193,125	386,250	772,500
	(2)	2/20/2013								27,765	51.76	600,000
	(2)	2/20/2013				3,864	7,728	13,524				400,000
Mr. Grizzle	(1)	N/A	172,266	344,531	689,062
	(2)	2/20/2013								22,490	51.76	486,000
	(2)	2/20/2013				3,130	6,260	10,955				324,000
Mr. Maier	(1)	N/A	102,250	204,500	409,000
	(2)	2/20/2013								16,659	51.76	360,000
	(2)	2/20/2013				2,319	4,637	8,115				240,000
Mr. Hershey	(1)	N/A	124,125	248,250	496,500
	(2)	2/20/2013								15,355	51.76	331,800
	(2)	2/20/2013				2,137	4,274	7,480				221,200
Mr. Ready	(1)	N/A	187,500	375,000	750,000
	(2)	2/20/2013								27,765	51.76	600,000
	(2)	2/20/2013				3,864	7,728	13,524				400,000
(1)	The amounts shown represent the 2013 MAP opportunity for each NEO. Actual payouts are included in the Non-Equity Incentive Plan Compensation column of the SCT.
(2)	In 2013, our LTI program for NEOs consisted of 60% stock options and 40% PSU. The exercise price of the stock options was $51.76. The stock options vest and become exercisable in three equal installments on the first, second and third anniversaries of the effective date of the grant. PSUs have a three-year performance period based on ROIC; participants earn 100% of the performance restricted shares if the Company achieves 100% of the ROIC target. Any cash dividends declared will be accrued in a non-interest bearing account and paid when the restrictions on the underlying shares lapse.
(3)	For purposes of determining the fair value of stock option awards, the Company uses the Black-Scholes option pricing model and the assumptions set forth in the table below. The grant date fair value of options granted in 2013 was $21.61.

2013
Dividend yield	0.0%
Volatility	42.5%
Risk-free interest rate	1.2%
Expected life (years)	6.0

2014 Proxy Statement	39

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows the number of shares covered by exercisable and unexercisable stock options, unvested RSUs and PSUs held by the NEOs on December 31, 2013. Market or payout values in the table below are based on the closing price of Common Stock as of that date, $57.61.

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plans Awards Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
Name		Exercisable	Unexercisable
Mr. Espe	8/10/10	343,835			24.73	08/10/20
	3/2/11	80,932	40,467	(1)	35.57	03/02/21
	2/28/12	33,882	67,765	(1)	43.21	02/28/22
	2/20/13		87,460	(1)	51.76	02/20/23
									28,937	(4)	1,667,061
									23,819	(4)	1,372,213
									24,344	(4)	1,402,458
Mr. Schulz	6/1/11	2,981	1,491	(1)	40.71	06/01/21
	2/28/12	1,429	2,858	(1)	43.21	02/28/22
	2/20/13		3,602	(1)	51.76	02/20/23
									1,066	(4)	61,412
									1,005	(4)	57,898
									1,003	(4)	57,783
Mr. Mangas	3/2/10	50,619	25,310	(2)	22.48	03/02/20
	4/1/10	95,941			25.07	04/01/20
	3/2/11	26,978	13,489	(1)	35.57	03/02/21
	2/28/12	11,294	22,588	(1)	43.21	02/28/22
	5/1/12		53,220	(3)	45.00	05/01/22
	2/20/13		27,765	(1)	51.76	02/20/23
							6,667	384,086
									9,646	(4)	555,706
									7,940	(4)	457,423
									7,728	(4)	445,210
Mr. Grizzle	1/17/11	11,182	5,591	(1)	36.58	01/17/21
	3/2/11	18,210	9,105	(1)	35.57	03/02/21
	2/28/12	9,148	18,297	(1)	43.21	02/28/22
	2/20/13		22,490	(1)	51.76	02/20/23
							1,954	112,570
									6,511	(4)	375,099
									6,432	(4)	370,548
									6,260	(4)	360,639
Mr. Maier	3/2/10	37,963			22.48	03/02/20
	4/1/10	23,026			25.07	04/01/20
	3/2/11	16,187	8,094	(1)	35.57	03/02/21
	11/1/11	12,052	6,026	(1)	33.15	11/01/21
	2/28/12	11,294	22,588	(1)	43.21	02/28/22
	2/20/13		16,659	(1)	51.76	02/20/23
									5,788	(4)	333,447
									4,637	(4)	267,138
							4,140	238,505

40	2014 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (CONTINUED)

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plans Awards Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
Name		Exercisable	Unexercisable
Mr. Hershey	7/1/11	9,020	4,510	(1)	40.30	07/01/21
	2/28/12	5,929	11,860	(1)	43.21	02/28/22
	2/20/13		15,355	(1)	51.76	02/20/23
									3,193	(4)	183,949
									4,169	(4)	240,176
									4,274	(4)	246,225
Mr. Ready	10/2/06	19,298			19.34	10/02/16
	4/1/10	57,565			25.07	04/01/20
	3/2/11	26,978	13,489	(1)	35.57	03/02/21
	2/28/12	11,294	22,588	(1)	43.21	02/28/22
	5/1/12		53,220	(3)	45.00	05/01/22
	2/20/13		27,765	(1)	51.76	02/20/23
									9,646	(4)	555,706
									7,940	(4)	457,423
									7,728	(4)	445,210
(1)	Grant will vest in three equal installments one, two and three years from the date of grant.

(2)	Grant will vest in three equal installments two, three, and four years from the date of grant.

(3)	Grant will vest three years from the date of grant.

(4)	The number of Common Shares reflected in this column represents the target shares if the ROIC goal is achieved. The awards would vest on December 31, 2013, December 31, 2014 and December 31, 2015 respectively.

2014 Proxy Statement	41

OPTION EXERCISED AND STOCK VESTED

The following table shows the exercise of stock options made by each of the NEOs during 2013 as well as stock awards held by each of the NEOs that became free of restrictions during 2013.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Espe	—	—	29,747	1,647,107
Mr. Schulz	—	—	—	—
Mr. Mangas	—	—	6,667	343,351
Mr. Grizzle	—	—	1,954	103,445
Mr. Maier	—	—	2,334	120,201
Mr. Hershey	—	—	—	—
Mr. Ready	214,859	8,356,108	—	—

(1)	Represents the number of stock options exercised in 2013. The value realized upon exercise is computed by determining the difference between the market price at exercise and the exercise price of the options

(2)	Represents the number of RSUs and PSU’s that vested in 2013. The value realized upon vesting is computed by multiplying the number of units by the value of the underlying shares on the vesting date.

The following table lists the details of the PSU and RSA/RSU awards that vested in 2013 for the NEOs. The cash dividends associated with these vesting events are represented in the “All Other Compensation” column in the SCT.

Name	Type	Grant Date	Payout Date	Number of Shares Granted	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)
Mr. Espe	PSU	08/10/10	12/31/13	19,979	19,979	(a)	$1,150,990
Mr. Espe	RSU	08/10/10	08/10/13	9,768	9,768		496,117
Mr. Mangas	RSA	03/02/10	03/02/13	6,667	6,667		343,351
Mr. Grizzle	RSU	01/17/11	01/17/13	1,954	1,954		103,445
Mr. Maier	RSA	03/02/10	03/02/13	2,334	2,334		120,201

(a)	Upon achievement of the targeted stock price of $49.56, Mr. Espe received 19,979 Common Shares on December 31, 2013. This represents the second half of the PSU award that was granted to him upon hire August 10, 2010.

The performance period for PSUs granted in 2011 ended on December 31, 2013. The final payout was not determinable as of December 31, 2013. The final payout determination was made in February 2014 by the Compensation Committee after a review of the Company’s performance. The final 2011 PSU shares paid out and the value realized in March 2014 are set forth below. Target units and year-end values for the PSUs awarded in 2011 are included in the Outstanding Equity Awards table.

Name	2011 PSU Final Payout(a) (#)	PSU Value on Vesting (b) ($)	Cash Dividends Paid ($)
Mr. Espe	16,495	$980,463	$141,032
Mr. Schulz	608	36,140	5,198
Mr. Mangas	5,499	326,861	47,016
Mr. Grizzle	3,712	220,641	31,738
Mr. Maier	3,300	196,152	28,215
Mr. Hershey	1,821	108,240	15,570

(a)	Represents 57% of target award achieved.

(b)	Valued at $59.44, the closing price of Armstrong stock as of February 20, 2014, the date of Compensation Committee final payout determination.

42	2014 Proxy Statement

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the RIP and the RBEP as of December 31, 2013. The amounts were determined using the same interest rate and mortality rate assumptions used in the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013. Information regarding the RIP and RBEP can be found in Note 19 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Espe	Not eligible
Mr. Schulz	Not eligible
Mr. Mangas	Not eligible
Mr. Grizzle	Not eligible
Mr. Maier	Not eligible
Mr. Hershey	Not eligible
Mr. Ready	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	30.5	1,351,525	0

	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	30.5	1,855,224	0

The RBEP was established to pay any benefit which cannot be paid under the RIP due to Code compensation or benefits limitations. All pension benefits are paid by the Company. The pension plans were closed to new salaried participants effective January 1, 2005. Benefits payable under the RIP and RBEP are based on a formula that yields an annual amount payable over the participant’s lifetime beginning at the age where the participant qualifies for an unreduced life annuity benefit.

In addition, Mr. Ready may qualify for an additional annuity payment under the ESOP Pension Account (the “EPA”) to the extent such benefit can be paid under the qualified pension plan. The EPA was established in 2000 to restore a portion of the value lost by a broad group of employees who had purchased shares of Company stock and received Company contributions of additional shares which were intended to help fund the cost of their retiree health care coverage. The starting EPA balance was determined by multiplying the number of ESOP shares held by the participant by $47.75 which was the guaranteed value of the original ESOP convertible preferred shares. The EPA is credited with interest annually using the November 30-year Treasury bond rate. Interest is credited up to the date the participant commences regular pension benefits under the RIP.

Participants in the RIP may retire as early as age 55 provided the participant is vested under the plan. Participants become vested after completing five years of continuous employment having worked at least 1,000 hours in each year. Normal retirement date is the first of the month nearest the participant’s 65th birthday. Except as noted below, there is a reduction for early retirement for salaried participants who retire between the ages of 55 and 65. An employee who retires from active employment can receive an unreduced pension benefit commencing on the date of retirement if the employee’s age (minimum age 55) and Total Service totals 90 points (the “Rule of 90”). The unreduced Rule of 90 benefit is limited to the employee’s pension amount accrued to February 28, 2006. Employees receive credit for post-March 1, 2006 age and service for Rule of 90 eligibility.

2014 Proxy Statement	43

PENSION BENEFITS (CONTINUED)

The normal form of benefit payment is a monthly annuity. Except for payments having a lump sum present value of $10,000 or less under the qualified plan, no lump sum payments are permitted. Various forms of annuity payments (including life, joint and survivor, period certain and level income options) are available under the pension plans. The annuity payments for these options are determined by actuarially adjusting the life annuity pension amount for the selected form of payment. The formula for the regular life annuity pension benefit for salaried employees under the RIP is based on the following factors:

•

the participant’s Average Final Compensation (the “AFC”) which is the average of the three highest years of eligible compensation (base salary plus annual incentive) during the last ten years of employment;

•	the participant’s number of years of Total Service (credited years of employment with the Company) used to calculate the pension amount; and

•

the participant’s Adjusted Covered Compensation (the “ACC”), which is a percentage of the average Social Security tax base for the 35-year period ending with the year the participant will qualify for an unreduced Social Security pension benefit.

The unreduced annual life annuity pension is the sum of the following four calculations, each of which may not be less than zero:

1.	AFC x 0.009 x Total Service to a maximum of 35 years; plus

2.	(AFC – ACC) x 0.005 x Total Service to 35 years; plus
3.	(AFC – 2 x ACC) x 0.0015 x Total Service to 35 years; plus

4.	AFC x 0.012 x Total Service over 35 years.

To the extent the participant is eligible for an EPA pension benefit that can be paid from the RIP, all of the allowable portion of the calculated EPA annuity will be added to the regular pension amount. EPA annuity amounts that cannot be paid from the qualified plan are forfeited.

Special provisions apply if the qualified pension plan is terminated within five years following an Extraordinary Event, as this term is defined in the RIP. Upon the occurrence of such an event, plan liabilities would first be satisfied, and then remaining plan assets would be applied to increase retirement income to employees. The amount of the increase is based on the assumption that the employee would have continued employment with Armstrong until retirement. The NEOs who are eligible for RIP pension benefits would be entitled to this benefit under these circumstances.

The assumptions used to calculate the actuarial present values shown in the table above are as follows:

•	Discount rate used to value benefit obligations equals 4.75%;

•	IRS 2014 Static Projected 2021/2029;

•	EPA interest rate of 2.80%;

•	1994 GAR (RR 2001-62) Mortality Table for EPA annuity conversion; and

•	Retirement at age 65 or Rule of 90 eligibility, as specified.

44	2014 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION

The table below shows the executive contributions, earnings and account balances for the NEOs who participate in the Company’s nonqualified deferred compensation plans.

Name	Executive Contributions in 2013(1) ($)	Registrant Contributions in 2013(2) ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 12/31/13(3) ($)
Mr. Espe	0	0	41,479	0	303,837
Mr. Schulz	7,612	6,309	2,495	0	22,958
Mr. Mangas	41,620	32,175	82,164	0	430,820
Mr. Grizzle	0	0	0	0	0
Mr. Maier	23,860	19,095	30,468	0	180,972
Mr. Hershey	26,174	20,688	13,529	0	102,959
Mr. Ready	0	0	1,137	0	4,401

(1)	The amount in this column is also reported as either Salary or Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)	The amount in this column is also reported in the All Other Compensation column of the Summary Compensation Table.
(3)	The table below reflects amounts reported in the aggregate balance at last fiscal year end that were previously reported as compensation to the NEO in the Company’s Summary Compensation Table for previous years. Mr. Ready participated in a Deferred Compensation Plan that was closed in 2001. He had no contributions to the plan since he was named as an NEO.

Name	Amount Previously Reported ($)
Mr. Espe	245,702
Mr. Mangas	254,933
Mr. Maier	102,237

Armstrong maintains two nonqualified deferred compensation plans that apply to certain of the NEOs. The Armstrong Deferred Compensation Plan, which was established in 1985, was closed to new deferrals of base salary and annual incentive compensation starting in 2001. The plan is partially funded with Company-owned life insurance policies held in a grantor trust. These policies were purchased by the Company prior to 1996. Mr. Ready is the only NEO participant in this plan. Participants may transfer account balances between any of the plan’s available investment options.

The normal form of payout is a 15-year annuity with monthly payments starting on a post-employment date selected by the participant (minimum age 55) but in no event commencing later than the participant’s 65th birthday. Requests for single sum payments are subject to approval by the Company.

If a participant resigns or is discharged for willful, deliberate or gross misconduct, the participant may be paid a single sum amount equal to 94% of the account balance (subject to Company approval) and would forfeit the remaining account balance. If a participant dies before commencing annuity payments, a survivor benefit will be paid to the participant’s designated beneficiary (or estate) as a ten-year annuity. The present value of the survivor benefit is the greater of the participant’s account balance or an amount equal to three times the participant’s actual deferrals. If the participant dies after commencing annuity payments, the remaining payments will be made to the participant’s designated beneficiary or estate.

As explained under the Pension Benefits section, the Company’s defined benefit pension plans were closed to new salaried participants effective January 1, 2005 and existing salaried participants who did not meet the age and service requirements as of March 1, 2006. The NEOs who fall into this category are eligible to participate in a 401(k) savings plan with an enhanced Company match. Armstrong matches 100% on the first 4% of employee contributions and 50% on the next 4% of employee contributions in the enhanced plan. The

2014 Proxy Statement	45

NONQUALIFIED DEFERRED COMPENSATION (CONTINUED)

NQDCP was established to provide benefits similar to the 401(k) as it applies to eligible managers whose eligible earnings (base salary plus annual incentive) exceed 12.5 times the Code 402(g) elective deferral limit in effect for the plan year. For 2013, the eligible earnings limit was $218,750. A participant may elect to defer up to 8% of eligible base salary earnings and up to 8% of eligible annual incentive earnings. The Company matching contribution will be the same as that provided under the qualified 401(k) savings plan with the enhanced Company match. Messrs. Schulz, Mangas, Maier and Hershey are the only NEOs who participated in this unfunded, nonqualified plan. Participants may transfer account balances between any of the plan’s available investment options.

Participants become 100% vested in the Company match account after completing three years of continuous employment having worked at least 1,000 hours in each year.

Except in the case of an unforeseeable emergency or having reached age 70, no in-service distributions are permitted. Participants can elect to receive plan benefits as a single lump sum or in 120 monthly installments commencing after the date of the participant’s termination of employment. All elections must comply with the Code requirements. If the total account value is less than $10,000, the entire account balance will be paid as a single sum at the time of termination. In the event of a participant’s death, any remaining payments shall be paid to the participant’s designated beneficiary or estate.

The Company reserves the right to cause the participant to forfeit or require repayment of the Company match benefits where the participant is discharged for willful, deliberate or gross misconduct or where the participant has engaged in conduct that is injurious to the Company.

46	2014 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below summarize the estimated value of the potential payments and benefits under the Company’s plans and arrangements to which the NEOs would be entitled upon termination of employment under the circumstances indicated. Except for the continuation of health and welfare benefits and outplacement support, amounts would be paid as a lump sum at termination. The amounts shown assume that such termination was effective December 31, 2013. There is no table for Mr. Ready whose CIC agreement terminated upon his retirement on December 31, 2013. The payments made to Mr. Ready upon his termination were disclosed in a Form 8-K filed with the SEC on December 2, 2013.

Each of the NEOs who participate in the Company’s pension benefits and / or nonqualified deferred compensation plans are eligible for the benefits shown in the tables above. The “Change in Control” column assumes no cap under the best net provision in each CIC agreement. In addition, amounts in the “Change in Control” column are applicable only following a CIC event and either an involuntary (without cause) termination or a Termination for Good Reason under the CIC agreement.

Mr. Espe
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	1,960,000	1,960,000	4,900,000
Health & Welfare Benefit Continuation	—	—	15,942	15,942	89,537
Outplacement Support	—	—	15,000	15,000	30,000
Pro-rated MAP	—	—	980,000	980,000	980,000
Accelerated LTIP
PSU	—	—	—	—	2,774,670
RSU	—	—	—	—	—
Stock Options	—	—	—	—	2,379,350
Change in Control Lump Sum Retirement Payment	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$2,970,942	$2,970,942	$11,153,557

Mr. Schulz
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	200,000	200,000	1,400,000
Health & Welfare Benefit Continuation	—	—	—	—	70,922
Outplacement Support	—	—	15,000	15,000	30,000
Pro-rated MAP	—	—	300,000	300,000	300,000
Accelerated LTIP
PSU	—	—	—	—	115,681
RSU	—	—	—	—	—
Stock Options	—	—	—	—	87,425
Change in Control Lump Sum Retirement Payment	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$515,000	$515,000	$2,004,028

2014 Proxy Statement	47

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CONTINUED)

Mr. Mangas
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	910,000	910,000	1,820,000
Health & Welfare Benefit Continuation	—	—	3,108	3,108	80,718
Outplacement Support	—	—	15,000	15,000	30,000
Pro-rated MAP	—	—	390,000	390,000	390,000
Accelerated LTIP
PSU	—	—	—	—	902,633
RSU	—	—	—	—	384,086
Stock Options	—	—	—	—	2,345,235
Change in Control Lump Sum Retirement Payment	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$1,318,108	$1,318,108	$5,952,672

Mr. Grizzle
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	462,500	462,500	1,618,750
Health & Welfare Benefit Continuation	—	—	3,657	3,657	75,281
Outplacement Support	—	—	15,000	15,000	30,000
Pro-rated MAP	—	—	346,875	346,875	346,875
Accelerated LTIP
PSU	—	—	—	—	731,186
RSU	—	—	—	—	112,570
Stock Options	—	—	—	—	713,296
Change in Control Lump Sum Retirement Payment	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$828,032	$828,032	$3,627,958

48	2014 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CONTINUED)

Mr. Maier
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	206,000	206,000	1,236,500
Health & Welfare Benefit Continuation	—	—	—	—	79,352
Outplacement Support	—	—	15,000	15,000	30,000
Pro-rated MAP	—	—	206,250	206,250	206,250
Accelerated LTIP
PSU	—	—	—	—	748,510
RSU	—	—	—	—	238,505
Stock Options	—	—	—	—	267,138
Change in Control Lump Sum Retirement Payment	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$427,250	$427,250	$2,806,255

Mr. Hershey
Benefit	Resignation $	Involuntary for Cause $	Involuntary without Cause $	Termination for Good Reason $	Change in Control $
Cash Severance	—	—	210,000	210,000	1,344,000
Health & Welfare Benefit Continuation	—	—	—	—	71,635
Outplacement Support	—	—	15,000	15,000	30,000
Pro-rated MAP	—	—	252,000	252,000	252,0000
Accelerated LTIP
PSU	—	—	—	—	486,401
RSU	—	—	—	—	—
Stock Options	—	—	—	—	338,679
Change in Control Lump Sum Retirement Payment	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$477,000	$477,000	$2,522,715

2014 Proxy Statement	49

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CONTINUED)

RESIGNATION OR INVOLUNTARY TERMINATION FOR CAUSE

No incremental benefits are provided to any of the NEOs in the event of a voluntary resignation or an involuntary termination for Cause. Cause is defined as (i) the willful and continued failure by the executive to substantially perform the executive’s duties after a written demand for substantial performance is delivered to the executive by the Board, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company, or (iii) the executive’s conviction of any felony.

Involuntary Termination without Cause

Severance benefits for executive participants provide a minimum of twenty-six weeks and a maximum of fifty-two weeks of base salary based on years of service, or a separate contractual arrangement. A Severance Pay Committee, composed of members of management, reserves the right to depart from the severance pay schedule where factors justify an upward or downward adjustment in the level of benefits. In no event may the severance payment exceed two times the participant’s annual compensation.

In the event of involuntary termination where severance applies, all salaried employees are eligible for continuation of health care and life insurance benefits at active employee premium contributions for a period of six months unless the employee is eligible for and elects retiree health care coverage. In addition, senior executives are eligible for twelve months of executive outplacement support provided by an outside service provider.

Pursuant to Mr. Espe’s employment agreement, he will be entitled to the following severance pay and benefits, conditioned on the execution of a release and his compliance with certain restrictive covenants: (1) payment of 200% of his base salary, (2) welfare benefit continuation for 24 months and (3) a pro rata MAP payment. Mr. Espe will be subject to a two-year non-competition and non-solicitation agreement following his termination of employment. Please refer to the 2011 Proxy Statement for a summary of Mr. Espe’s employment agreement.

The offer letters for Messrs. Mangas and Grizzle state that health care and life insurance benefits would continue at the active employee contribution levels for twelve months.

Termination for Good Reason

Termination for Good Reason is defined in each executive’s individual CIC agreement and includes any one of the following events (following a CIC):

(i)	the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the executive’s responsibilities;

(ii)	a reduction by the Company in the executive’s annual base salary;

(iii)	failure by the Company to pay to the executive any portion of the executive’s current compensation; or

(iv)	failure by the Company to continue in effect any compensation or benefit plan in which the executive participates immediately prior to a CIC which is material to the executive’s total compensation unless an equitable arrangement has been made.

50	2014 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CONTINUED)

CIC Agreements

We do not provide tax gross-ups under Sections 280G and 4999 of the Code to any of our NEOs. Set forth below are certain key terms of the CIC agreements:

Term of Agreement	Fixed one-year term that automatically renews for an additional year unless notice is given at least 90 days prior to the anniversary of intent not to renew; term automatically continues for two years if the CIC occurs during term

Severance Benefits	2.5 times base salary plus target MAP for Mr. Espe, two times base salary plus target MAP for Messrs. Schulz, Mangas, Grizzle, Maier, and Hershey

Pro rata MAP	Based on actual results achieved under MAP year during which the termination occurs if a change in control termination occurs prior to the completion of the applicable performance period

Accelerated Equity Vesting	Double-trigger accelerated vesting (requires a CIC and termination of employment) for stock options and RSU to vest if assumed by the acquirer; cash-out equity if not assumed by the acquirer

280G Taxation	Any amounts paid under the CIC Agreement will be reduced to the maximum amount that can be paid without being subject to the excise tax imposed under Internal Revenue Code Section 280G, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount

In addition, the CIC agreements contain a definition of CIC that the Compensation Committee has determined to be appropriate given our current ownership structure.

2014 Proxy Statement	51

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities authorized for issuance under equity compensation plans as of December 31, 2013.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future Issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	2,748,874(1)	$35.60(2)	1,956,716(3)
Equity compensation plans not approved by security holders	0	Not Applicable	0
Totals	2,748,874	$35.60	1,956,716
(1)	Includes RSUs, PSUs and stock options to purchase Armstrong Common Shares granted under the Company’s 2006 and / or 2011 Long-Term Incentive Plan approved by shareholders on June 24, 2011.
(2)	Represents the weighted-average exercise price of the outstanding stock options only; the outstanding RSUs and PSUs are not included in this calculation.
(3)	Reflects shares available pursuant to the issuance of stock options, RSUs, PSUs, or other stock-based awards under the 2011 Long-Term Incentive plan. The aggregate number of shares of Common Stock reserved for the grant or settlement of awards under the 2011 Long-Term Incentive plan (Share Limit) is 6,949,000, subject to adjustment as provided therein. This number includes all shares that have been and may be issued under the Plan since its inception in 2006. With respect to awards granted on or after June 24, 2011, the number of shares of Common Stock reserved for award and issuance under this Plan is reduced on a one-for-one basis for each share of Common Stock subject to a Stock Option or Stock Appreciation Right and is reduced by a fixed ratio of 1.6 shares of Common Stock for each share of Common Stock subject to a Restricted Stock Award or Stock Unit granted under the Plan.

52	2014 Proxy Statement

ITEM 3 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Our shareholders voted in 2011, in a non-binding vote, in favor of the submission of the Company’s compensation of its NEOs triennially to our shareholders on a non-binding basis, and our Board has adopted that approach. In accordance with the outcome of that shareholder vote and regulations under Section 14A of the Exchange Act, we are including in this proxy statement a separate resolution, subject to a non-binding shareholder vote, to approve the compensation of our NEOs as disclosed in certain sections of this proxy statement. This non-binding vote is commonly known as a “say-on-pay” proposal, which gives our shareholders the opportunity to endorse our NEO pay program and policies.

In considering their vote, we encourage shareholders to carefully review our compensation policies and decisions regarding our NEOs as presented in the “Compensation Discussion and Analysis” on pages 22 to 35 and the related compensation tables beginning on page 37.

Our Compensation Committee has developed and maintained a compensation program that is intended to: align executive interests with shareholders’ interests; link pay and performance by placing a significant portion of compensation “at risk” based on performance against pre-established goals; and provide a competitive level of compensation globally to enable access to high-quality executives in a highly competitive market.

Accordingly, we are asking our shareholders to approve, in a non-binding vote, the following resolution:

“RESOLVED, that the shareholders approve, in a non-binding vote, the compensation paid to the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” beginning on page 22 of the proxy statement and the related compensation tables and narrative discussion.”

The next advisory vote to approve our executive compensation will occur at the 2017 Annual Meeting of Shareholders, unless our Board modifies its policy on the frequency of holding such advisory votes.

2014 Proxy Statement	53

ADDITIONAL MEETING INFORMATION

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

This year we have again utilized the SEC rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this approach enables us to provide the materials to shareholders more quickly, while also reducing the impact of our annual meeting on the environment and the costs associated with printing and mailing.

How can I receive printed shareholder and proxy materials?

Please follow the instructions for “How to Access the Proxy Materials” on the one-page notice described above.

Who is soliciting my proxy?

The Board is soliciting your proxy in order to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting in person.

Who is entitled to vote?

Each holder of record of our Common Shares, at the close of business on the record date, April 7, 2014 (“Record Date”), is entitled to one vote for each Common Share owned on each matter to be voted on. As of the Record Date, 54,807,961 Common Shares were issued and outstanding and entitled to vote at the annual meeting.

What must I do to attend the meeting via the Internet?

You may attend and participate in the annual meeting via the Internet at www.virtualshareholdermeeting.com/awi2014 where you will be able to vote and submit questions during the meeting. Shareholders who use the control number that was furnished to them (either with the notice sent to them regarding the availability of these proxy materials or with their copy of these proxy materials) to log on to the meeting will be able to vote and submit questions during the meeting.

What must I do to attend the meeting in person?

If you wish to attend the meeting in person, you must have been a shareholder on the Record Date and you must present an admission ticket and photo identification. To request an admission ticket and get directions, please email or write the Office of the Corporate Secretary at AdmissionTicket@armstrong.com or Attention: C. L. Putt, Armstrong World Industries, Inc., P. O. Box 3001, Lancaster, PA 17604-3001. We must receive your request at least ten business days prior to the meeting. If your Common Shares are held directly in an account with our transfer agent, AST, your name will appear in our Record Date shareholder list. If your Common Shares are in the name of a broker, bank or other institution, you must provide evidence of your beneficial stock ownership on the Record Date.

How can I revoke my proxy?

Proxies are voted at the annual meeting. You may revoke your proxy at any time before it is voted, and your last vote is the vote that will be counted. If you are a shareholder of record on the Record Date and you returned a paper proxy card, you can write to the Company’s Secretary at our corporate offices, 2500 Columbia Avenue Lancaster, Pennsylvania 17603, stating that you wish to revoke your proxy and that you need another proxy card. If you submitted your proxy by the Internet or by telephone, you can vote again over the Internet or by telephone. If you hold your Common Shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following its procedure for revocation. If you are a shareholder of record on the Record Date and you attend the annual meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your appearance alone at the annual meeting will not of itself constitute a revocation of your proxy.

How many votes can be cast by all shareholders?

54,807,961 votes, consisting of one vote for each outstanding Common Share outstanding on the Record Date.

54	2014 Proxy Statement

ADDITIONAL MEETING INFORMATION (CONTINUED)

What is the quorum requirement for the Annual Meeting?

A quorum of the holders of the outstanding Common Shares must be present for the annual meeting to be held. A “quorum” is the presence at the annual meeting, in person or represented by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on each matter to be acted on at the annual meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

What if a quorum is not present at the Annual Meeting?

If the annual meeting cannot be organized because a quorum is not present, the shareholders present at the annual meeting will have the power, except as otherwise provided by statute, to adjourn the annual meeting to such time and place as they may determine. Those shareholders who attend or participate at such adjourned meeting, even if less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

What vote is required to approve each item?

The director nominees will be elected by a plurality of the votes cast at the annual meeting. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the annual meeting. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2014 and the advisory approval of our executive compensation require the affirmative vote of a majority of the votes present and entitled to vote at the meeting to be approved. Any other matters that may be acted upon at the annual meeting will be determined by the affirmative vote of the holders of a majority of our Common Shares represented in person, via the Internet, or by proxy at the annual meeting and entitled to vote on the matter.

How are votes, abstentions and broker non-votes counted?

Broker non-votes will be included in determining whether a quorum is present but will have no effect on the outcome of the matters to be voted upon at the annual meeting, including in connection with the election of directors. Abstentions are not considered a vote cast under Pennsylvania law. Under our Bylaws, however, other than in connection with the election of directors, abstentions will have the effect of a negative vote with respect to matters to be voted upon at the Annual Meeting.

Who will count the votes and how much does it cost the Company?

We have engaged Broadridge Investor Communications Solutions, Inc. to tabulate the proxy votes and any votes cast in person for a fee of approximately $15,000 plus reasonable expenses.

What does it mean if I receive more than one proxy card or voting instructions?

It means that you have multiple accounts in which you own our Common Shares. Please vote all proxy cards/voting instructions from the Company to ensure that all your Common Shares are voted. However, you may want to contact your broker, bank or the Company’s transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is AST. All communications concerning Common Shares you hold in your name, including address changes, name changes, requests to transfer and similar issues, can be handled by contacting them at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue Brooklyn, NY 11219; or by email to info@amstock.com; or by phone (1-800-937-5449).

What should we do if multiple shareholders reside in our household, and we wish to change the copies of proxy materials that we receive?

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the annual report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report for other shareholders in your household, either now or in the future, please contact youjr bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to

2014 Proxy Statement	55

ADDITIONAL MEETING INFORMATION (CONTINUED)

the attention of Investor Relations, 2500 Columbia Avenue Lancaster, Pennsylvania 17603, or via telephone to the Investor Relations department at 717-396-6354, we will promptly provide separate copies of the annual report and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of proxy statement or annual report and who wish to receive a single copy of such materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Who may solicit proxies on the Company’s behalf?

Our directors, officers and employees may solicit proxies from our shareholders. These persons will not receive any additional compensation for these services. We will request that the Notice of Annual Meeting, this proxy statement, the proxy card, and related materials (if any), be forwarded to beneficial owners by banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials. We will bear the costs of and expect to reimburse them for all such solicitations. We have also engaged Innisfree M&A Incorporated to solicit proxies for an estimated fee of approximately $15,000, plus expenses.

OTHER BUSINESS

The Board knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports within a prescribed period of time and written representations we received from the reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to the period January 1, 2013 through December 31, 2013 were made on a timely basis.

SUBMISSION OF SHAREHOLDER PROPOSALS

In order to submit shareholder proposals for the 2015 Annual Meeting of Shareholders for inclusion in the Company’s 2015 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s corporate offices in Lancaster, Pennsylvania, no later than December 24, 2014.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should

56	2014 Proxy Statement

SUBMISSION OF SHAREHOLDER PROPOSALS (CONTINUED)

be addressed to: Corporate Secretary, 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at an annual meeting. To be properly brought before the 2015 Annual Meeting of Shareholders, a notice of the nomination or the matter the shareholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company’s corporate offices in Lancaster (see above), not less than 90 days prior to the first anniversary of the date of this Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Bylaws (and not pursuant to SEC Rule 14a-8) must be received no later than

March 22, 2015. All director nominations and shareholder proposals must comply with the requirements of our Bylaws, a copy of which may be obtained at no cost from the Corporate Secretary.

In either case, if the date of our 2015 Annual Meeting of Shareholders is more than 30 calendar days before or after the first anniversary of this annual meeting, your proposal must be received by the Corporate Secretary by close of business on the fifteenth day following the day we publicly announce the date of the 2015 Annual Meeting of Shareholders.

Any shareholder proposals not received by such applicable dates will be considered untimely and, if presented at the 2015 Annual Meeting of Shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by SEC Rule 14a-4(c).

ANNUAL REPORT ON FORM 10-K

Our Annual Report to Shareholders, including financial statements, is being furnished simultaneously with this proxy statement to all shareholders of record as of the Record Date. A copy of our Annual Report and Form 10-K for the year ended December 31, 2013, including financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to shareholders upon written request to: Armstrong World Industries, Inc., Investor Relations, P.O. Box 3001, Lancaster, PA 17604.

Our Annual Report is also available at www.proxyvote.com, or www.armstrong.com – Company Information – Investor Relations – SEC Filings – 10-K. The Form 10-K will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to shareholders upon written request and upon our receipt of payment of reproduction and mailing expenses.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Armstrong under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

2014 Proxy Statement	57

SHAREHOLDER LIST

A list of shareholders entitled to vote at the annual meeting will be available for examination by shareholders at the annual meeting.

58	2014 Proxy Statement

ANNEX A to Armstrong World Industries, Inc. 2014 Proxy Statement

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2013. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

2013
Adjusted EBITDA	$371
D&A/Fx*	(109)
Operating Income, Adjusted	$262
Cost reduction and other charges	18
Impairment	—
Foreign exchange impact	5
Operating Income, Reported	$239

BUILDING PRODUCTS
2013
Adjusted EBITDA	$323
D&A/Fx	(57)
Operating Income, Adjusted	$266
Cost reduction and other charges	—
Impairment	—
Foreign exchange impact	3
Operating Income, Reported	$263

RESILIENT FLOORING
2013
Adjusted EBITDA	$94
D&A/Fx	(32)
Operating Income (Loss), Adjusted	$62
Cost reduction and other charges	16
Foreign exchange impact	2
Operating (Loss) Income, Reported	$44

WOOD FLOORING
2013
Adjusted EBITDA	$18
D&A/Fx	(12)
Operating Income, Adjusted	$6
Cost reduction and other charges	—
Impairment	—
Foreign exchange impact	—
Operating Income, Reported	$6

A-1

ARMSTRONG WORLD INDUSTRIES, INC. CHRIS PARISI 2500 COLUMBIA AVENUE LANCASTER, PA 17603

VOTE BY INTERNET

Before the meeting: www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the meeting:

www.virtualshareholdermeeting.com/awi2014

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01 Stan A. Askren	02 Matthew J. Espe	03 James J. Gaffney	04 Tao Huang	05 Michael F. Johnston
06 Jeffrey Liaw	07 Larry S. McWilliams	08 James C. Melville	09 James J. O’Connor
10 John J. Roberts	11 Richard E. Wenz

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2014.	☐	☐	☐

3	To provide advisory approval of our executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. In their discretion, the proxy holders are authorized to vote such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

ARMSTRONG WORLD INDUSTRIES, INC.

Annual Meeting of Shareholders

June 20, 2014 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Matthew J. Espe and James J. O’Connor as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the common shares of Armstrong World Industries, Inc. held of record by the undersigned on April 7, 2014, at the Annual Meeting of Shareholders to be held on June 20, 2014 at 8:00 a.m., or any adjournment of postponement thereof.

Continued and to be signed on reverse side